Exhibit 10.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

APX ACQUISITION CORP. I,

OMNIGENICSAI CORP,

HERITAS MERGER SUB LIMITED,

and

MULTIPLAI HEALTH LTD,

dated March 25, 2024

Section 13.11	Entire Agreement	124

Section 13.12	Amendments	124

Section 13.13	No Presumption Against Drafter	124

Section 13.14	Publicity	124

Section 13.15	Severability	125

Section 13.16	Jurisdiction; Waiver of Jury Trial	125

Section 13.17	Enforcement	125

Section 13.18	Non-Recourse	125

Section 13.19	Non-Survival of Representations, Warranties and Covenants	126

Section 13.20	Conflicts and Privilege	126

EXHIBIT A PLAN OF MERGER		1

EXHIBIT B FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY		2

EXHIBIT C FORM OF ARTICLES OF THE SURVIVING SUBSIDIARY		3

EXHIBIT D FORM OF VOTING AND SUPPORT AGREEMENT		4

EXHIBIT E FORM OF BACKSTOP AGREEMENT		5

EXHIBIT F FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT		6

EXHIBIT G FORM OF ASSIGNMENT, ASSUMPTION, AND AMENDMENT AGREEMENT		7

SCHEDULE 1.1 SPAC TRANSACTION EXPENSES CAP		8

SCHEDULE 8.12 RESTRUCTURING		9

INDEX OF DEFINED TERMS

$1.1
2023 Pro Forma Financial Statements	8.4(c)
AI	4.21(a)
Action	1.1
Additional MultiplAI PCAOB Financial Statements	8.4(g)(ii)
Additional PCAOB Financial Statements	8.4(g)(i)
Additional Pro Forma Financial Statements	8.4(g)(iii)
Affiliate	1.1
Agreement	Preamble
Anti-Bribery Laws	1.1
Anti-Money Laundering Laws	1.1
Applicable GAAP	1.1
Articles of the Surviving Subsidiary	2.2(e)
Assignment, Assumption and Amendment Agreement	Recitals
Audited Financial Statements	4.8(a)
Authorization Notice	2.2(b)(i)
Backstop Agreement	Recitals
Benefit Plan	1.1
Business Combination	1.1
Business Day	1.1
Cayman Companies Act	Recitals
Cayman Registrar	1.1
CIBIC	Recitals
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	1.1
Company Board	1.1
Company Cure Period	12.1(d)
Company Director	2.2(f)
Company Disclosure Letter	Article IV
Company Fundamental Representations	1.1
Company Group	13.20(b)
Company Indemnified Parties	10.6(a)
Company Material Adverse Effect	1.1
Company Material Contract	4.12(a)
Company M&A	2.2(d)
Company Product	1.1
Company Registered Intellectual Property	4.20(a)
Company Related Party	1.1
Company Restructuring Indebtedness	Schedule 8.12
Company Shares	1.1
Company Transaction Expenses	1.1

Competing Company Transaction Competing SPAC Transaction	1.1 1.1
Company Warrant	3.1(a)(iii)
Confidentiality Agreement	1.1
Contracts	1.1
Copyleft License	1.1
COVID-19	1.1
COVID-19 Measures	1.1
D&O Indemnified Parties	10.6(a)
Data Protection Requirements	1.1
December Extension Amendment Proposal	13.1
December Form 8-K	13.1
Disclosure Letter	1.1
Dissenting SPAC Shareholders	3.4(a)
Dissenting SPAC Shares	3.4(a)
Dollars	1.1
DTC	1.1
EarlyBird Engagement Letter	1.1
EarlyBird Fees	1.1
Enforceability Exceptions	4.3
Equity Securities	1.1
ERISA	1.1
Events	1.1
Exchange Act	1.1
Exchange Agent	3.2(a)
Executive-level Employee	1.1
Extension Amendment Proposals	13.1
Extension Form 8-Ks	13.1
February Extension Amendment Proposal	13.1
February Form 8-K	13.1
GAAP	1.1
Governing Documents	1.1
Governing Documents Proposal	10.2(a)(i)
Government Official	1.1
Governmental Authority	1.1
Governmental Authorization	4.5
Governmental Order	1.1
Greenberg	13.20(a)
Health Care Laws	1.1
Heritas Argentina	1.1
IFRS	1.1
Indebtedness	1.1
Intellectual Property	1.1
Intended Tax Treatment	Recitals
Interim Period	8.1
Interim Pro Forma Financial Statements	8.4(f)

International Trade Laws	1.1
Investment Company Act	1.1
IPO	5.9
IT Systems	1.1
JOBS Act	1.1
Law	1.1
Leased Real Property	1.1
Legal Proceedings	4.10
Letter of Transmittal	3.2(b)
Licenses	1.1
Lien	1.1
Linklaters	13.20(b)
ML	4.21(a)
Merger	Recitals
Merger Consideration	1.1
Merger Effective Time	2.2(a)
Merger Sub	Preamble
Merger Sub Fundamental Representations	1.1
Merger Sub Share	7.7(a)
MultiplAI	Recitals
MultiplAI Benefit Plan	1.1
MultiplAI Contribution	Recitals
MultiplAI Disclosure Letter	Article VI
MultiplAI Equity Plans	1.1
MultiplAI Financial Statements	6.9(a)
MultiplAI Fundamental Representations	1.1
MultiplAI Intellectual Property	1.1
MultiplAI Material Adverse Effect	1.1
MultiplAI PCAOB Audited Financial Statements	8.4(a)
MultiplAI PCAOB Financial Statements	8.4(g)(ii)
MultiplAI PCAOB Interim Financial Statements	8.4(e)
MultiplAI Product	1.1
MultiplAI Registered Intellectual Property	6.26(a)
MultiplAI Share Consideration	2.1(a)(ii)
MultiplAI Shareholder	1.1
MultiplAI Shares	1.1
MultiplAI Share Purchase Agreement	1.1
MultiplAI Termination Deadline	8.13(b)
MultiplAI Termination Request	8.13(b)
Nasdaq	1.1
Non-Recourse Parties	13.18(b)
Non-U.S. Subsidiaries	10.4(b)
Open Source License	1.1
Open Source Materials	1.1
Other Transaction Documents	10.11
Outside Date	12.1(f)
Parent	1.1

PCAOB	1.1
PCAOB Audited Financial Statements	8.4(a)
PCAOB Financial Statements	8.4(g)(i)
PCAOB Interim Financial Statements	8.4(d)
Permitted Liens	1.1
Person	1.1
Personal Data	1.1
PFIC	10.4(b)
PIPE Investment	Recitals
PIPE Investor	1.1
PIPE Subscription Agreement	1.1
Plan of Merger	1.1
Process or Processing or Processed	1.1
Pro Forma Financial Statements	8.4(g)(iii)
Prospectus	13.1
Proxy/Registration Statement	10.2(a)(i)
Public Shareholders	13.1
Real Property Leases	1.1
Redeeming SPAC Shares	1.1
Registration Rights and Lock-up Agreement	Recitals
Regulatory Approvals	10.1(a)
Related Party Agreements	4.12(a)(ix)
Released Claims	13.1
Remaining Trust Fund Proceeds	9.1
Representatives	1.1
Restraint	11.1(d)
Restricted Person	1.1
Restructuring	1.1
Sanctioned Jurisdiction	1.1
Sanctioned Person	1.1
Sanctions	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
SEC Required Financials	8.4(g)(iii)
Securities Act	1.1
September Extension Amendment Proposal	13.1
September Form 8-K	13.1
SPAC	Preamble
SPAC Board	1.1
SPAC Board Recommendation	10.2(b)(v)
SPAC Charter	1.1
SPAC Class A Ordinary Shares	1.1
SPAC Class B Ordinary Shares	1.1
SPAC Cure Period	12.1(g)
SPAC Director	2.2(f)
SPAC Disclosure Letter	Article V

SPAC Financial Statements	5.7(c)
SPAC Fundamental Representations	1.1
SPAC Group	13.20(a)
SPAC Indemnified Parties	10.6(a)
SPAC Material Adverse Effect	1.1
SPAC Material Contracts	5.18(a)
SPAC Ordinary Shares	1.1
SPAC SEC Filings	5.6
SPAC Share Redemption	1.1
SPAC Shareholder Redemption Amount	1.1
SPAC Shareholder Redemption Right	1.1
SPAC Shareholders	1.1
SPAC Shareholders’ Approval	1.1
SPAC Shareholders’ Meeting	1.1
SPAC Transaction Expenses	1.1
SPAC Transaction Expenses Cap	1.1
SPAC Unit	1.1
SPAC Warrant Agreement	1.1
SPAC Warrants	1.1
Sponsor	1.1
Subsidiary	1.1
Support Agreement	Recitals
Surviving Subsidiary	Recitals
Tax	1.1
Tax Return	1.1
Taxes	1.1
Terminating Company Breach	12.1(d)
Terminating MultiplAI Breach	8.13(c)
Terminating SPAC Breach	12.1(g)
Theo	Recitals
Transaction Documents	1.1
Transaction Proposals	10.2(a)(i)
Transactions	1.1
Treasury Regulations	1.1
Trust Account	13.1
Trust Agreement	5.9
Trustee	5.9
Unit Separation	3.1(a)(i)
Written Objection	2.2(b)
Working Capital Promissory Note	1.1

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated March 25, 2024 (this “Agreement”), is made and entered into by and among APx Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), OmnigenicsAI Corp (formerly Heritas Cayco), a Cayman Islands exempted company (and any predecessor thereof, collectively, the “Company”), Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned Subsidiary of the Company (“Merger Sub”), and MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales (“MultiplAI”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, on March 13, 2024, Parent (as defined herein), the MultiplAI Shareholders (as defined herein) and MultiplAI entered into the MultiplAI Share Purchase Agreement (as defined herein), the closing of which is conditioned on the closing of the transactions contemplated in this Agreement, and pursuant to which Parent has the right to acquire the MultiplAI Shares (as defined herein) and, immediately upon acquiring the MultiplAI Shares, Parent has agreed to contribute the MultiplAI Shares to the Company in exchange for Company Shares to be issued to Parent on the Closing Date in accordance with Section 2.1(a)(ii) (the “MultiplAI Contribution”);

WHEREAS, the Company is a newly incorporated Cayman Islands exempted company and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its Subsidiaries (as defined herein);

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly-owned by the Company, and was incorporated for the purpose of effectuating the Merger and consummating the Transactions;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into SPAC (the “Merger”), with SPAC being the surviving entity and becoming a wholly-owned Subsidiary of the Company (SPAC is hereinafter referred to for the periods from and after the Merger Effective Time (as defined herein) as the “Surviving Subsidiary”), and the Merger is to occur upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”);

WHEREAS, upon the Merger Effective Time, all SPAC Ordinary Shares and SPAC Warrants will be converted or exchanged into the right to receive the Merger Consideration as set forth in Section 3.1(a) of this Agreement;

WHEREAS, prior to the Merger Effective Time the Company will be required to cause the consummation of the Restructuring (as defined herein);

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes (and to the extent applicable, for state and local tax purposes), the Merger, taken together with other relevant transactions, (i) be treated as undertaken as part of a prearranged, integrated plan and (ii) qualify as an exchange described in Section 351(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (as defined herein) promulgated thereunder (the “Intended Tax Treatment”);

WHEREAS, the SPAC Board (as defined herein) has (i) determined that it is advisable for SPAC to enter into this Agreement and the other Transaction Documents (including the Plan of Merger), (ii) approved the execution and delivery of this Agreement and the other Transaction Documents (including the Plan of Merger) and the Merger and the other Transactions, and (iii) recommended the adoption and approval of this Agreement, the other Transaction Documents (including the Plan of Merger), the Merger, and the other Transactions by the shareholders of SPAC;

WHEREAS, the Company Board (as defined herein) has (i) determined that it is advisable for the Company to enter into this Agreement and the other Transaction Documents, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents and the Transactions, and (iii) recommended the adoption and approval of this Agreement, the other Transaction Documents and the Transactions by the shareholders of the Company;

WHEREAS, (i) the board of directors of Merger Sub has (a) determined that it is advisable for Merger Sub to enter into this Agreement and the other Transaction Documents (including the Plan of Merger), (b) approved the execution and delivery of this Agreement and the other Transaction Documents (including the Plan of Merger) and the Merger and the other Transactions, and (ii) the Company, as the sole shareholder of Merger Sub, has adopted a resolution by written consent approving this Agreement, the other Transaction Documents (including the Plan of Merger), the Merger and the other Transactions;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to the shareholders of SPAC to have their issued and outstanding SPAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and the Governing Documents (as defined herein) of SPAC, in connection with obtaining the SPAC Shareholders’ Approval (as defined herein);

WHEREAS, as a condition and inducement to the Company’s and SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, SPAC, the Sponsor (as defined herein), the Company and Parent have each executed and delivered to the Company and SPAC the Voting and Support Agreement (in the form attached hereto as Exhibit D) (the “Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Theo I SCSp, a special limited partnership (société en commandite spéciale) incorporated in the Grand Duchy of Luxembourg (“Theo”), SPAC and the Company have entered into a Backstop Agreement (in the form attached hereto as Exhibit E) (the “Backstop Agreement”) pursuant to which Theo, SPAC and the Company commit to cause that the Company and SPAC have a certain minimum amount of aggregate cash on the Closing Date, as set forth therein;

WHEREAS, in connection with the Transactions, the Company and SPAC will exercise commercially reasonable efforts to enter into PIPE Subscription Agreements (as defined herein) with PIPE Investors (as defined herein) providing for investments in Company Shares at $10.00 per Company Share (the “PIPE Investment”);

WHEREAS, at the Closing, SPAC, Sponsor, the Company, Parent, certain other shareholders of SPAC, certain shareholders of Parent, Theo, Centro de Diagnóstico Médico de Alta Complejidad, a sociedad anónima organized under the laws of Argentina (“CIBIC”), Bioceres S.A., a sociedad anónima organized under the laws of Argentina, the MultiplAI Shareholders and certain other Persons specified therein shall enter into a Registration Rights and Lock-up Agreement (substantially in the form attached hereto as Exhibit F) (the “Registration Rights and Lock-up Agreement”); and

WHEREAS, at the Closing, the Company, SPAC and the warrant agent thereunder shall enter into an Assignment, Assumption and Amendment Agreement (in the form attached hereto as Exhibit G) (the “Assignment, Assumption and Amendment Agreement”) pursuant to which, (i) SPAC will assign to the Company all of SPAC’s rights, interests, and obligations in and under the SPAC Warrant Agreement (as defined herein), and (ii) the SPAC Warrant Agreement will be amended to, inter alia, (a) change all references from “Warrants” (as such term is defined therein) to Company Warrants, (b) change all references from “Ordinary Shares” (as such term is defined therein) underlying such warrants to Company Shares, and (c) cause each outstanding Company Warrant to represent the right to acquire, from the date on which such Company Warrant becomes exercisable, one whole Company Share.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, the Company, Merger Sub and MultiplAI agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or formal inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise, provided, however, that for purposes of this Agreement, (i) Sponsor and SPAC shall be deemed not to be Affiliates of the Company, its Subsidiaries, or MultiplAI; (ii) Affiliates of MultiplAI shall be deemed not to be Affiliates of the Company or SPAC, and (iii) Affiliates of SPAC and Affiliates of Sponsor shall be deemed to only refer to Sponsor, SPAC and, if applicable, their respective directors and officers. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the Foreign Extortion Prevention Act of 2023, the Anti-Corruption Act (As Revised) of the Cayman Islands and any rules or regulations promulgated thereunder or other Laws of other countries implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Applicable GAAP” means, with respect to Heritas Argentina, MultiplAI and the Company, IFRS; and with respect to SPAC, GAAP.

“Benefit Plan” means, with respect to any Person, an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, or employee loan, note or pledge agreement, and any equity or equity-based compensation, profit-sharing, severance, retention, retirement, supplemental retirement, pension scheme, disability, death benefit, fringe benefit, insurance, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former (solely to the extent of any ongoing liability) director, officer, individual consultant, worker or employee, or other individual service provider, which are maintained, sponsored or contributed to by such Person or any of its Subsidiaries, or to which such Person or any of its Subsidiaries, is a party or has or would reasonably be expected to have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded.

“Business Combination” has the meaning set forth in Article 1.1 of the SPAC Charter as in effect on the date hereof.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States, in London, England, in Buenos Aires, Argentina or George Town, in the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Company Benefit Plan” means any Benefit Plan of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Fundamental Representations” means the representations and warranties made pursuant to the Section 4.1 (Company Organization) (other than the second sentence of Section 4.1), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Consents), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries), Section 4.28 (Brokers’ Fees), and Section 4.31 (Consideration Shares).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of the Company to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (h) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) any action taken by, or at the written request of, SPAC; or (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Product” means any product or service currently produced, marketed, licensed, sold, distributed, provided or performed by the Company or any of its Subsidiaries and any product or service that is being researched or under development for use in the Company’s or any of its Subsidiaries’ business, including those set forth on Section 4.20(a) of the Company Disclosure Letter.

“Company Related Party” means any member, shareholder or equity interest holder of the Company or any of its Subsidiaries or any director (including any nominee and alternative director), officer, commissioner, legal representative, or Executive-level Employee (or higher) of the Company or any of its Subsidiaries or any immediate family member of the foregoing Persons, who, to the knowledge of the Company, has, (i) an economic interest in any Person that furnishes or sells, material services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any material goods or services; (iii) an economic interest in any Person (other than the Company and its Subsidiaries) party to any material Contract; or (iv) any material contractual or other arrangement with the Company or any of its Subsidiaries, other than Contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this definition.

“Company Shares” means ordinary shares, par value $0.0001 per share, of the Company.

“Company Transaction Expenses” means any and all the reasonable and documented out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates, or Merger Sub (whether or not billed or accrued for) as a result of, or relating to or in connection with the negotiation, documentation and consummation of the Transactions, including all the reasonable and documented out-of-pocket fees, costs, expenses, commissions, and disbursements payable by the Company or any of its Subsidiaries or Affiliates, or Merger Sub in connection with (i) the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants, auditors and other advisors and service providers, including consultants and public relations firms, (ii) preparing and obtaining all financial statements and pro-forma financial information in respect of the Company, its Subsidiaries, Affiliates, and MultiplAI (including the standards of the PCAOB), (iii) obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (iv) the continuation of Heritas Corp., incorporated under the laws of the State of Delaware, as Heritas Ltd., incorporated under the laws of the Cayman Islands, (v) the formation of the Company, Merger Sub and any other Subsidiaries of the Company, and the structuring, negotiation and documentation of the Merger, (vi) the MultiplAI Share Purchase Agreement and any other agreements arising thereunder or entered into with any equityholders or Affiliates of MultiplAI, (vii) the negotiation, preparation or consummation of any PIPE Investment,(viii) the Restructuring, (ix) the MultiplAI Contribution, (x) the fully paid “tail” directors’ and officers’ liability insurance policy covering the D&O Indemnified Parties, (xi) one half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and the fees payable for any filings made with the SEC in connection with the Transactions, and (xii) filing fees payable to any Governmental Authorities in connection with the Transactions other than those set forth expressly in the definition of SPAC Transaction Expenses.

“Competing Company Transaction” means (other than as part of the Transactions) any (a) sale or transfer (except in the ordinary course of business consistent with past practices), in one or a series of related transactions, of all or a substantial portion of the assets of the Company or any of its Subsidiaries to any person, (b) merger, consolidation, business combination or similar transaction (or series of related transactions) between the Company or any of its Subsidiaries, on the one hand, and any other person, on the other hand, or (c) sale or transfer of any shares of capital stock of the Company or any of its Subsidiaries to any Person not affiliated with Parent.

“Competing SPAC Transaction” means (i) any Business Combination, in one transaction or a series of transactions, involving SPAC or any of its current or future controlled Affiliates or involving all or a material portion of the assets, equity securities or businesses of SPAC or its current or future controlled Affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by SPAC and/or any of its controlled Affiliates, in each case, other than the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated July 10, 2023, between Templar LLC, Heritas Ltd. (formerly, Heritas Corp.) and Theo.

“Contracts” means any legally binding (whether written or verbal) contracts, deeds, agreements, subcontracts, leases, licenses, sublicenses, insurance policies, purchase orders or undertakings of any nature that have any outstanding rights or obligations.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) be made available or distributed source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s, or MultiplAI’s or any Subsidiary of MultiplAI’s, as applicable, products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no charge.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Data Protection Requirements” means, collectively, all of the following to the extent relating to any Personal Data or other data that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual or legal entity, sensitive information (including genetic, genomic or other health-related information, credit card information) or data or otherwise relating to privacy, direct marketing, online advertising, cyber security, or security breach notification: (i) rules, policies and procedures (whether physical or technical in nature, or otherwise) of the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable (ii) applicable Laws, (iii) any industry standards applicable to the industry in which the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, operates, and (iv) Contracts into which the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, has entered into or by which it is otherwise bound.

“Disclosure Letter” means, as applicable, each the Company Disclosure Letter, MultiplAI Disclosure Letter, and SPAC Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“EarlyBird Engagement Letter” means the engagement letter dated October 17, 2022 (as amended on August 22, 2023) between SPAC and EarlyBirdCapital, Inc.

“EarlyBird Fees” means all fees payable to EarlyBird pursuant to the EarlyBird Engagement Letter.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Events” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive-level Employee” means any employee of the Company or any Subsidiary of the Company with an annual base salary payable by the Company or any Subsidiary of the Company exceeding $50,000.00.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern(s) its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association and certificate of incorporation issued by the Cayman Registrar, and the “Governing Documents” of a Cayman Islands limited liability company are its limited liability company agreement and certificate of registration issued by the Cayman Islands Registrar of Limited Liability Companies.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, any arbitrator or arbitral body, governmental authority, taxing, regulatory or administrative agency, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Health Care Laws” means any applicable Law regarding health care products and services applicable to the Company or its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, or the Company Products or MultiplAI Products, as applicable, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of genetic testing and diagnostic and similar products by regulating the research, development, manufacturing and distribution of such products, including applicable record keeping and filing of required reports, and relating to promotion and sales of health care products to providers and facilities that bill or submit claims under government healthcare programs.

“Heritas Argentina” means Heritas S.A., a sociedad anónima (in the process of transforming into Heritas S.A.U, a sociedad anónima unipersonal) formed under the laws of Argentina.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under Applicable GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business) and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all indebtedness of another Person referred to in clauses (a) through (g) above guaranteed by such Person or for which such Person or any of its Subsidiaries has given assurance, comfort, keep-well or any similar undertaking, directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, created, arising, or protected under applicable Law, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional patent applications, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, registrations, pending registration applications therefor, and internet domain names and social media handles, together with the goodwill symbolized by or associated with any of the foregoing and any common law rights with respect thereto; (iii) registered and unregistered copyrights, and registrations and applications for registration of copyright, including such corresponding rights in databases, compilations, software and other works of authorship; (iv) moral rights, rights of attribution and integrity, and (v) inventions (whether or not patentable), trade secrets, know-how, and other confidential information or proprietary rights (including proprietary rights with respect to ideas, formulas, compositions, processes, diagnostic tests, techniques, methods, algorithms, research and development information, specifications, designs, genomic, genetic or other scientific or technical data, financial and marketing plans and proposals, pricing and cost information and customer and supplier lists and information); (vi) rights of publicity, privacy or other name and likeness rights; (vii) all other intellectual property and proprietary rights; (viii) all actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (ix) all copies and tangible embodiments or descriptions of any of the foregoing in any form or medium.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IT Systems” means all of the following used by or for, or otherwise relied on by, MultiplAI or any of its Subsidiaries, or the Company or any of its Subsidiaries, as applicable in this Agreement (whether owned by any of them or a third party): computers, computer systems, servers, hardware, software, firmware, middleware, websites, data, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority having jurisdiction over a given matter, or any provisions or interpretations of the foregoing by the competent Governmental Authorities, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, certificates, or orders of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of preemption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding transfer restrictions under applicable securities Laws).

“Merger Consideration” means the sum of all Company Shares and Company Warrants receivable by SPAC Shareholders pursuant to Section 3.1(a).

“Merger Sub Fundamental Representations” means the representations and warranties made pursuant to Section 7.1 (Merger Sub Organization) (other than the second sentence of Section 7.1), Section 7.2 (Due Authorization), Section 7.3 (No Conflict), Section 7.6 (Governmental Authorities; Consents); Section 7.7 (Capitalization of Merger Sub), and Section 7.8 (Brokers’ Fees), Section 7.9 (Business Activities).

“MultiplAI Benefit Plan” means any Benefit Plan of MultiplAI.

“MultiplAI Equity Plans” means (i) the Unapproved Share Option Scheme – Advisors of MultiplAI, adopted on November 16, 2022, pursuant to which MultiplAI may grant options to officers, directors, employees and persons providing advisory or consultancy services, to acquire ordinary shares in MultiplAI; and (ii) the Unapproved Share Option Scheme – Employees & Contractors of MultiplAI adopted on November 19, 2022, pursuant to which MultiplAI may grant options to officers, directors, employees and persons providing advisory or consultancy services, to acquire ordinary shares in MultiplAI.

“MultiplAI Fundamental Representations” means the representations and warranties made pursuant to the Section 6.1 (MultiplAI Organization) (other than the second sentence of Section 6.1), Section 6.2 (Subsidiaries), Section 6.3 (Due Authorization), Section 6.4 (No Conflict), Section 6.6 (Governmental Authorities; Consents), Section 6.7 (Capitalization of MultiplAI), Section 6.8 (Capitalization of Subsidiaries) and Section 6.27 (Brokers’ Fees).

“MultiplAI Intellectual Property” means any Intellectual Property of MultiplAI.

“MultiplAI Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of MultiplAI and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of MultiplAI to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a MultiplAI Material Adverse Effect: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of MultiplAI to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a MultiplAI Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (h) of this definition), (g) any Events generally applicable to the industries or markets in which MultiplAI and its Subsidiaries operate, (h) any action taken by, or at the request of, SPAC and the Company; or (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on MultiplAI’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of MultiplAI and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a MultiplAI Material Adverse Effect, but only to the extent of the incremental disproportionate effect on MultiplAI and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“MultiplAI Product” means any product or service currently produced, marketed, licensed, sold, distributed, provided or performed by MultiplAI and any product or service that is being researched or under development for use in MultiplAI’ s business, including those set forth on Section 6.26 of the MultiplAI Disclosure Letter.

“MultiplAI Shareholder” means any holder of any MultiplAI Shares.

“MultiplAI Shares” means the ordinary shares, par value £0.0001, of MultiplAI and any other equity commitments or Equity Securities of MultiplAI, including any securities or commitments convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any ordinary shares, par value £0.0001, of MultiplAI.

“MultiplAI Share Purchase Agreement” means the amended and restated share purchase agreement dated March 13, 2024 among the Parent, the MultiplAI Shareholders and MultiplAI.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Parent” means Heritas Ltd., a Cayman Islands exempted company, formerly Heritas Corp., a Delaware corporation, and any predecessor thereof.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, workmen’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with Applicable GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company, MultiplAI or any of their respective Subsidiaries) or GAAP (with respect to SPAC), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of any property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of such property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any automatic statutory landlord Lien thereon, (B) any Lien permitted under a Real Property Lease as set forth on Schedule 1 attached hereto, and (C) any Liens not created by the Company or any of its Subsidiaries encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, and (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means any information regarding, relating to, describing, capable of being associated with or that could reasonably be expected to be linked with, directly or indirectly, an identified or identifiable individual Person or device, including (A) information that identifies, could be used to identify or is otherwise identifiable with an individual Person, including name, alias, physical address, telephone number, email address, financial account number, account name, government-issued identifier (including government identification number, passport number and driver’s license number), genetic, genomic, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, audio, electronic, visual, thermal, olfactory or similar information, biometric information (e.g. fingerprint, voice print, retina or iris image, or other unique physical representation or digital representation), and any other data used or intended to be used to identify, contact, precisely locate an individual (e.g., geolocation data), (B) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (C) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (D) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Data may relate to an individual, including a current, prospective or former customer or employee of any individual or entity.

“PIPE Investor” means those certain investors participating with the Company’s and SPAC’s written approval in the PIPE Investment pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreement” means any subscription agreement executed by SPAC, the Company, and a PIPE Investor after the date hereof pursuant to which, such PIPE Investor shall agree to purchase for cash Company Shares from the Company on the Closing Date.

“Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit A and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act and the terms thereof.

“Process” (or “Processing” or “Processed”) means any access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or set thereof.

“Real Property Leases” means the true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to (i) the Company or any of its Subsidiaries, or (ii) MultiplAI or any of its Subsidiaries, as applicable, including all amendments, terminations and modifications thereof.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restructuring” means the restructuring and transactions set forth on Schedule 8.12 hereto.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions Laws, including, without limitation, Cuba, Iran, North Korea, Syria, Russia, the government of Venezuela and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member states, or any other applicable Governmental Authority where the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom (including as may be extended to the Cayman Islands by order in Council of His Majesty’s Privy Counsel in the United Kingdom), or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SPAC Board” means the board of directors of SPAC.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC currently in effect on the date hereof.

“SPAC Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (SPAC Organization) (other than the second sentence of Section 5.1), Section 5.2 (Due Authorization), Section 5.4 (No Conflict), Section 5.8 (Governmental Authorities; Consents), Section 5.13 (Capitalization of SPAC) and Section 5.14 (Brokers’ Fees).

“SPAC Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of SPAC to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any matter set forth in the SPAC Disclosure Letter, (g) any action taken by, or at the request of, the Company or MultiplAI; (h) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on SPAC’s relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (i) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (i) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is otherwise excluded under any of clauses (a) through (h) of this definition); provided, further, that in the case of each of clauses (a), (b), (d) and (e), any such Event to the extent such Event disproportionately and adversely affects SPAC relative to other similarly situated special purpose acquisition companies shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on SPAC relative to such similarly situated special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of shareholders of SPAC who exercise their SPAC Shareholder Redemption Right, the number of Dissenting SPAC Shares or the failure to obtain SPAC Shareholders’ Approval shall be deemed not to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholders” means the holders of the SPAC Ordinary Shares as of immediately prior to the Merger Effective Time.

“SPAC Shareholders’ Approval” means the approval of (a) the Transactions other than the Merger by Ordinary Resolution (as defined in the SPAC Charter), (b) the Plan of Merger and the Merger by special resolution (as defined in the Cayman Companies Act) of the shareholders of SPAC (which requires an affirmative vote of at least two-thirds of the holders of the issued and outstanding SPAC Ordinary Shares) who, being entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with SPAC’s Governing Documents) at a SPAC Shareholders’ Meeting duly called by the SPAC Board held for such purpose and (c) any other proposals that the SEC indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of SPAC in order for the Transactions to be consummated.

“SPAC Shareholders’ Meeting” means an extraordinary general meeting of the holders of SPAC Ordinary Shares to be held for the purpose of approving the Transaction Proposals.

“SPAC Transaction Expenses” means any and all reasonable and documented out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of, in relation to or in connection with SPAC’s negotiation, documentation and consummation of the Transactions, including all the reasonable and documented out-of-pocket fees, costs, expenses, commissions, and disbursements payable by SPAC in connection with (i) the Transactions to financial advisors, investment banks (including the EarlyBird Fees), data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms; provided that SPAC Transaction Expenses shall not include any fees or commissions of the underwriters of the IPO that are deferred and not yet due or payable on the date hereof, (ii) one half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and the fees payable for any filings made with the SEC in connection with the Transactions, and (iii) fees and other payments required to be made with Nasdaq in connection with the Transactions; provided further that SPAC Transaction Expenses shall not include any such fees and expenses paid or payable by SPAC, Sponsor or its Affiliates as a result of, in relation to or in connection with any Business Combination other than the Transactions.

“SPAC Transaction Expenses Cap” means $5,880,759.00, which shall be allocated in accordance with Schedule 1.1 hereto.

“SPAC Unit” means the units issued by SPAC in the IPO (including pursuant to the exercise of the underwriters’ overallotment option), each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement, dated December 6, 2021, between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the warrants to purchase one (1) SPAC Class A Ordinary Share at an exercise price of $11.50 issued prior to the date of this Agreement.

“Sponsor” means Templar LLC, a Tennessee limited liability company.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a Subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person; it being understood and agreed that MultiplAI shall not be considered a subsidiary of the Company until the closing of the transaction contemplated by and pursuant to the MultiplAI Share Purchase Agreement.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, form, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Plan of Merger, the Company M&A, the Support Agreement, the Registration Rights and Lock-up Agreement, the Assignment, Assumption and Amendment Agreement, the Backstop Agreement, the MultiplAI Share Purchase Agreement, each PIPE Subscription Agreement (if any) and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Merger, the transaction under the MultiplAI Share Purchase Agreement, and the Restructuring, and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Working Capital Promissory Note” means that certain amended and restated promissory note, dated as of February 9, 2024, by SPAC, as maker, in favor of Sponsor, as Payee (as amended, restated, modified or supplemented from time to time).

Section 1.2 Construction.

(a)

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” or “in particular” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)

Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)	Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)	All accounting terms used herein and not expressly defined herein shall have the meanings given to them under Applicable GAAP.

(e)	Headings and table of contents should be ignored in constructing this Agreement.

(f)

References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Sections, Exhibits and Schedules are to Sections of, Exhibits to and Schedules to, this Agreement.

(g)	References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (b) the phrase “to the knowledge” of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, (c) the phrase “to the knowledge” of MultiplAI shall mean the knowledge of the individuals identified on Section 1.3 of the MultiplAI Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports and (d) the phrase “to the knowledge” of Merger Sub shall mean the actual knowledge of the directors of Merger Sub.

Section 1.4 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Shares or SPAC Class A Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or SPAC Class A Ordinary Shares, will be appropriately adjusted to provide to the holders of Company Shares and the holders of SPAC Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.4 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement, provided, further, that notwithstanding the foregoing, any changes to the capital of the Company or any of its Subsidiaries required to be made to comply with the Company’s covenants under this Agreement or any other Transaction Document (including with respect to the Restructuring or any other Transaction) shall not require or permit any adjustment to the capital of the Company or any of its Subsidiaries under this Section 1.4.

ARTICLE II

THE MERGER; MERGER CLOSING

Section 2.1 Pre-Merger Actions.

(a)	On the Closing Date but prior to the Merger Effective Time:

(i)

except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, MultiplAI shall, and shall cause the MultiplAI Shareholders, and the Company shall cause Parent, to subject to the terms and conditions thereunder, consummate all transactions under the MultiplAI Share Purchase Agreement;

(ii)

except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, (A) the Company shall, and shall cause Parent to, consummate the MultiplAI Contribution pursuant to which Parent shall contribute all of the issued and outstanding MultiplAI Shares to the Company in form and substance reasonably satisfactory to SPAC and the Company will own all of the issued and outstanding MultiplAI Shares, free and clear of all Liens, (B) the Company shall, and shall cause Parent to, and MultiplAI shall, and shall cause the MultiplAI Shareholders to, assign all of the Parent’s rights under MultiplAI Share Purchase Agreement to the Company, in form and substance reasonably satisfactory to SPAC and (C) the Company shall issue to Parent an aggregate amount of 4,000,000 Company Shares (the “MultiplAI Share Consideration”), free and clear of all Liens;

(iii)	the Company and MultiplAI shall cause the consummation of the Restructuring, substantially in accordance with the terms set forth in Section 8.12;

(iv)

if applicable, the Company shall cause the consummation of the PIPE Investment and all other transactions contemplated by the PIPE Subscription Agreements shall be consummated in accordance with the terms thereunder; and

(v)	if applicable, Theo and Sponsor shall comply with their respective covenants under the Backstop Agreement and consummate all transactions thereunder.

Section 2.2 The Merger.

(a)

Merger. Subject to Section 2.2(b), on the date which is five (5) Business Days after the first date on which all conditions set forth in Section 11.1, Section 11.2 and Section 11.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the closing of the Merger and the other Transactions (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 13.9. At Closing, and subject to and upon the terms and conditions of this Agreement and the Plan of Merger and in accordance with the applicable provisions of the Cayman Companies Act, the Merger Sub shall merge with and into SPAC, with SPAC being the surviving company in the Merger (the day on which Closing occurs, the “Closing Date”). On the Closing Date, the Company, SPAC and Merger Sub shall execute and cause to be filed with the Cayman Registrar, the Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Merger effective. The Merger shall be consummated and be effective on the date and at the time at which the Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act, or at such later date and/or time permitted by the Cayman Companies Act as may be agreed by Merger Sub and SPAC in writing with the prior written consent of the Company and specified in the Plan of Merger (the “Merger Effective Time”), provided that the Merger Effective Time shall not be a date later than the ninetieth (90th) day after the date when the Plan of Merger is filed and registered with the Cayman Registrar.

(b)

Notice to Shareholders of SPAC Delivering Written Objection. If any shareholders of SPAC gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Act:

(i)

SPAC shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days immediately following the date on which the SPAC Shareholders’ Approval is obtained, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such shareholder of SPAC who has made a Written Objection; and

(ii)

unless SPAC and the Company elect by agreement in writing to waive this Section 2.2(b)(ii) or unless there remains fewer than twenty-one (21) days prior to the Outside Date, no party shall be obligated to commence the Closing, and the Plan of Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given to each shareholder of SPAC who has made a Written Objection (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 11.1, Section 11.2, Section 11.3, and Section 11.4.

(c)

Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Indebtedness, liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Indebtedness, liabilities and duties of SPAC as the Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly-owned Subsidiary of the Company and the separate corporate existence of Merger Sub shall cease to exist.

(d)

Governing Documents of the Company. At the Merger Effective Time, the Governing Documents of the Company, as in effect immediately prior to the Merger Effective Time, shall be amended and restated and replaced in their entirety with the form amended and restated memorandum and articles of association of the Company attached hereto as Exhibit B, to among other things, provide that the name of the Company shall be changed to a name that complies with the Cayman Companies Act and is selected by the Company in its sole discretion, and for the authorized share capital of the Company to consist of a sufficient number of Company Shares in order to effect and consummate the Transactions (as so amended, the “Company M&A”), and the Company M&A shall be the memorandum and articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(e)

Governing Documents of the Surviving Subsidiary. At the Merger Effective Time, the Governing Documents of SPAC, as in effect immediately prior to the Merger Effective Time, shall be amended and restated and replaced in its entirety with the form of the amended and restated memorandum and articles of association of the Surviving Subsidiary attached hereto as Exhibit C (the “Articles of the Surviving Subsidiary”).

(f)

Directors and Officers of the Company. At the Merger Effective Time and to the extent the Sponsor has so elected pursuant to Section 8.10(a), such Person as the Sponsor may designate pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement (the “SPAC Director”) shall be appointed as a member of the board of directors of the Company, in addition to the then existing directors of the Company (each a “Company Director”), effective as of the Merger Effective Time. At the Merger Effective Time, the existing officers of the Company (if any) shall cease to hold office and the initial officers of the Company from the Merger Effective Time shall be appointed as determined by the board of directors of the Company. The directors and officers of the Company shall hold office in accordance with the Company M&A until they are removed or resign in accordance with the Company M&A or until their respective successors are duly elected or appointed and qualified in accordance with Section 8.10(a).

(g)

Directors and Officers of the Surviving Subsidiary. At the Merger Effective Time, the existing officers of the Surviving Subsidiary shall cease to hold office and the board of directors of the Surviving Subsidiary shall be appointed as set forth in the Plan of Merger and officers of the Surviving Subsidiary shall be appointed as determined by the Company. The directors and officers of the Surviving Subsidiary shall hold office in accordance with the Articles of the Surviving Subsidiary until they are removed or resign in accordance with the Articles of the Surviving Subsidiary or until their respective successors are duly elected or appointed and qualified.

Section 2.3 Closing Deliverables.

(a)	At Closing,

(i)

the Company and Merger Sub will deliver or cause to be delivered to SPAC a certificate signed by the chief executive officer of the Company, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Section 11.2(a), Section 11.2(c), and Section 11.2(d);

(ii)

MultiplAI will deliver or cause to be delivered to SPAC a certificate signed by an officer of MultiplAI, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Section 11.2(b) and Section 11.2(f);

(iii)

the Company will deliver or cause to be delivered to SPAC, evidence of the appointment of the SPAC Director as a member of the board of directors of the Company in accordance with Section 2.2(f), effective as of the Merger Effective Time;

(iv)

SPAC will deliver or cause to be delivered to the Company a certificate signed by the chief executive officer of SPAC, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Section 11.3(a) and Section 11.3(b);

(v)	the Company and the Surviving Subsidiary shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

(vi)

the Company and the Surviving Subsidiary shall settle (or cause the Trustee to settle) (A) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former shareholders of SPAC pursuant to their exercise of the SPAC Shareholder Redemption Right, (B) all accrued and unpaid SPAC Transaction Expenses, subject to the SPAC Transaction Expenses Cap, as set forth on a written statement to be delivered to the Company by or on behalf of SPAC, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, (C) all accrued and unpaid Company Transaction Expenses, as set forth on a written statement to be delivered to SPAC by or on behalf of the Company or Surviving Subsidiary, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof and (D) immediately thereafter, the Remaining Trust Fund Proceeds to a bank account designated by the Surviving Subsidiary for its immediate use, subject to this Agreement and the Trust Agreement; and

(vii)	thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

(b)

If a bank account of the Company or any of its Subsidiaries is designated by the Surviving Subsidiary under Section 9.1(a)(ii)(4), the payment of the Remaining Trust Fund Proceeds to such bank account will be treated as an advance on a loan from the Surviving Subsidiary to the Company or such Subsidiary of the Company, subject to applicable Laws.

Section 2.4 Tax Matters. No party to this Agreement shall take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall, and shall cause their Subsidiaries to, prepare and file all Tax Returns consistent with the Intended Tax Treatment, and shall not, and shall cause their Subsidiaries not to, take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall reasonably cooperate, shall cause their respective representatives to reasonably cooperate, and in the case of the Company, the Company shall cause the Parent to cooperate, to document and support the Intended Tax Treatment, including providing customary representation and factual support letters.

ARTICLE III

EFFECTS OF THE MERGER ON SPAC AND COMPANY EQUITY SECURITIES

Section 3.1 Conversion of SPAC Securities.

(a)

At the Merger Effective Time, by virtue of and as the agreed consideration for the Merger and without any action on the part of any holder of SPAC Ordinary Shares or the Company, as sole holder of securities of Merger Sub:

(i)

SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”); provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Ordinary Shares and the SPAC Warrants held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.1(a).

(ii)

SPAC Ordinary Shares. Immediately following the Unit Separation in accordance with Section 3.1(a)(i), each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares held as a result of the Unit Separation) issued and outstanding immediately prior to the Merger Effective Time (other than any Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be surrendered, cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal in accordance with Section 3.2 (if required by the Exchange Agent in accordance with Section 3.2), one newly issued Company Share. As of the Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Ordinary Shares, except as expressly provided herein.

(iii)

SPAC Warrants. Immediately following the Unit Separation in accordance with Section 3.1(a)(i), each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) issued and outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a validly issued and fully paid warrant to purchase one Company Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the SPAC Warrant Agreement and the Assignment, Assumption and Amendment Agreement.

(iv)

SPAC Treasury Shares. Notwithstanding Section 3.1(a)(i) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares that are held by SPAC as treasury shares or any SPAC Ordinary Shares held by any direct or indirect Subsidiary of SPAC immediately prior to the Merger Effective Time, such SPAC Ordinary Shares shall automatically be surrendered, if applicable, and cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v)

Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(vi)

Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in accordance with Section 3.4 and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Companies Act.

(vii)

Merger Sub Share. At the Merger Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into an equal number of ordinary shares of the same class of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of Surviving Subsidiary.

(b)

Notwithstanding anything to the contrary contained herein, no fraction of a Company Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Company Share (after aggregating all fractional Company Shares that otherwise would be received by such holder) shall instead have the number of Company Shares issued to such Person rounded down in the aggregate to the nearest whole Company Share.

Section 3.2 Share Exchange Procedures.

(a)

Prior to Closing, the Company shall appoint Continental Stock Transfer & Trust Company or such other exchange agent reasonably acceptable to the Company and SPAC (the “Exchange Agent”) to act as the agent for the purpose of exchanging (i) SPAC Ordinary Shares for a number and class of Company Shares in accordance with the Plan of Merger and this Agreement; and (ii) SPAC Warrants for a number of Company Warrants in accordance with the Plan of Merger and this Agreement. At or before the Merger Effective Time, the Company shall deposit, or cause to be deposited with the Exchange Agent, the Merger Consideration.

(b)

If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any holder of SPAC Ordinary Shares or SPAC Warrants delivers a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each SPAC Shareholder or holder of SPAC Warrant (as applicable) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share or warrant to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC or the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”). Notwithstanding any other provision of this Section 3.2, any obligation on the Company under this Agreement to issue Company Shares to (i) SPAC Shareholders entitled to receive Company Shares may be satisfied by the Company issuing such Company Shares to DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) reasonably acceptable to the Company and SPAC, as may be necessary or expedient, and each such SPAC Shareholder shall hold such Company Shares in book-entry form or through a holding of depositary receipts and DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be) will be the holder of record of such Company Shares.

(c)

Each holder of SPAC Ordinary Shares or SPAC Warrants that have been converted into the right to receive a portion of the Merger Consideration, pursuant to Section 3.1(a)(ii) or Section 3.1(a)(iii), respectively, shall be entitled to receive such portion of the Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 3.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share or warrant.

(d)

Promptly following the date that is one (1) year after the Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in the Exchange Agent’s possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration that remains unclaimed shall be returned to the Company and the unclaimed Company Shares or Company Warrants comprising the Merger Consideration shall be deemed surrendered for nil consideration and held by the Company, in the case of Company Shares, as treasury shares upon such surrender, and any Person that was a holder of SPAC Ordinary Shares (other than any Redeeming SPAC Shares and Dissenting SPAC Shares) or SPAC Warrants as of immediately prior to the Merger Effective Time that has not exchanged such SPAC Ordinary Shares or SPAC Warrants, for an applicable portion of the Merger Consideration in accordance with this Section 3.2, or prior to the date that is one (1) year after the Merger Effective Time, may provide evidence of former ownership of such SPAC Ordinary Shares or SPAC Warrants immediately prior to the Merger Effective Time that is satisfactory to the Company and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Company shall promptly transfer, such applicable portion of the Merger Consideration without any interest thereupon. None of SPAC, the Company, Merger Sub, MultiplAI, the Surviving Subsidiary or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration transferred to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Merger Consideration shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all Liens or claims or interest of any Person previously entitled thereto. The obligations under this Section 3.2(d) shall survive the Closing.

Section 3.3 Withholding. Notwithstanding any other provision of this Agreement, each of SPAC, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by SPAC, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenting Shares.

(a)

Subject to Section 2.2(b)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, SPAC Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and such Dissenting SPAC Shareholders shall have no right to receive, the applicable Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or effectively withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting SPAC Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 3.1(a)(ii).

(b)

Prior to Closing, SPAC shall give the Company prompt written notice of any demands for dissenters’ rights made in accordance with the Cayman Companies Act and received by SPAC from any of its shareholders, and any withdrawals of such demands and SPAC shall have complete control over its own negotiations and proceedings with respect to such dissenters’ rights of its shareholders, except that SPAC shall not make or commit or agree to make any payment with respect to any exercise by its shareholders of their rights to dissent from the Merger or commit or agree to settle or compromise any demands for appraisal, without the prior written consent of the Company, in any such case with such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article IV), and (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as follows.

Section 4.1 Company Organization. The Company has been duly incorporated and is validly existing as an exempted company under the Laws of the Cayman Islands, and has the requisite company power, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Company has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of the Company, as amended and/or restated as of the date of this Agreement. Each of the Company’s Governing Documents are in full force and effect and the Company is not in violation of any of the provisions of such Governing Documents. The Company is duly licensed or qualified and in good standing as an exempted company in the Cayman Islands. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction outside of the Cayman Islands in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. At the Closing, upon the completion of the Restructuring and the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately prior to the Merger Effective Time, MultiplAI, the Subsidiaries of MultiplAI listed in Section 6.2 of the MultiplAI Disclosure Letter and the Subsidiaries listed on Section 4.2 of the Company Disclosure Letter shall be the only Subsidiaries of the Company. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite corporate or company power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. The Company has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of each Subsidiary of the Company, in each case, as amended and/or restated as of the date of this Agreement. Each of the Company’s Subsidiaries’ Governing Documents are in full force and effect and each Subsidiary of the Company is not in violation of any of the provisions of such Subsidiary’s Governing Documents. Each Subsidiary of the Company is duly licensed or qualified and in good standing its jurisdiction of incorporation, formation or organization. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. Except with respect to the Subsidiaries of the Company listed on Section 4.2 of the Company Disclosure Letter (and MultiplAI and the Subsidiaries of MultiplAI listed in Section 6.2 of the MultiplAI Disclosure Letter as of the Closing Date, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately prior to the Merger Effective Time), the Company does not directly or indirectly own any Equity Securities or similar interest in, or any interest convertible into or exchangeable or exercisable for any Equity Securities or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party or the performance of all obligations to be performed by the Company hereunder or thereunder. This Agreement has been, and the other Transaction Documents to which the Company is a party will be at or prior to Closing, duly and validly executed and delivered by the Company. This Agreement constitutes, and each of the other Transaction Documents to which the Company is a party constitutes or will constitute at or prior to the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of the Company’s Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Company Material Contract, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that any such conflict, violation, breach, or default would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC and MultiplAI contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) or other Person is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or any other Transaction Document to which it is a party or the consummation by the Company of the Transactions, except (a) as otherwise listed on Section 4.5 of the Company Disclosure Letter, (b) for the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state blue sky or other securities Laws, the registration of the Plan of Merger and filing of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Subsidiary and the Company M&A with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, (c) for any filings or approvals required under any applicable antitrust or competition Law, including

Argentine Law No. 27,442 (Ley de Defensa de la Competencia), and (d) as and where the failure to obtain such consents, approvals, authorizations, designations, declarations, or waivers, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Transaction Document.

Section 4.6 Capitalization of the Company.

(a)

As of the date of this Agreement, the authorized share capital of the Company consists of $50,000.00, divided into 500,000,000 Company Shares of which 30,000,000 Company Shares, in aggregate, are issued and outstanding. Set forth on Section 4.6(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Shares and the number of Company Shares held by each such holder as of the date of this Agreement, which in aggregate constitute the entire issued, outstanding and paid-up share capital of the Company as of the date of this Agreement.

(b)

On the Closing Date, upon the completion of the Restructuring and the MultiplAI Contribution, immediately prior to the Merger Effective Time, the authorized share capital of the Company shall consist of $50,000.00, divided into 500,000,000 Company Shares of which no more than 34,000,000 Company Shares (including Company Shares corresponding to the MultiplAI Share Consideration) shall be issued and outstanding on a fully diluted basis in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement; provided, however, that if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms and the MultiplAI Contribution has not been consummated, no more than 30,000,000 Company Shares shall be issued and outstanding on a fully diluted basis immediately prior to the Merger Effective Time, in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement.

(c)

All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered and issued by the Company in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) were issued free and clear of any Liens (other than any restrictions on transfers as provided for in the Company’s Governing Documents). All filings and returns required by applicable Law to be delivered or made by the Company to the Cayman Registrar or Governmental Authorities in any other jurisdiction in respect of all issuances and transfers of Company Shares have been duly and correctly delivered or made on a timely basis.

(d)

Except as set forth on Section 4.6(d) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, phantom equity, warrants, rights or other securities (including debt securities) convertible, into or exchangeable or exercisable for Company Shares or any other Equity Securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or any other Equity Securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary of the Company set forth on Section 4.2 of the Company Disclosure Letter.

Section 4.7 Capitalization of Subsidiaries.

(a)

The issued and outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (including, for the avoidance of doubt, those Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter) (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities by such Subsidiary; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound; and (iv) were issued free and clear of any Liens.

(b)

The Company owns of record and beneficially all the issued and outstanding Equity Securities of its Subsidiaries (including, for the avoidance of doubt, those Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter) and, as of the Closing Date, upon completion of the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, its Subsidiaries and MultiplAI, free and clear of any Liens other than Permitted Liens.

(c)

Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of the Company’s Subsidiaries (including, for the avoidance of doubt, those Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter) and, as of the Closing Date, upon completion of the Restructuring and the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, the Company’s Subsidiaries, MultiplAI and MultiplAI’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.8 Financial Statements; Internal Controls.

(a)

Section 4.8(a) of the Company Disclosure Letter sets forth true and complete copies of (i) the audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of Heritas Argentina as of and for the years ended June 30, 2023 and June 30, 2022, together with the auditor’s reports thereon, audited in accordance with IFRS (including the notes thereto) and (ii) the audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of Heritas Argentina as of and for the years ended June 30, 2022 and June 30, 2021, together with the auditor’s reports thereon, audited in accordance with IFRS (including the notes thereto) (collectively, the “Audited Financial Statements”).

(b)

Each of the Audited Financial Statements (i) was prepared in accordance with IFRS applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of Heritas Argentina and its Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were prepared from, and are in accordance in all material respects with, the books and records of Heritas Argentina.

(c)

Neither the Company, any director or officer of Heritas Argentina, the Company, or any of the Company’s Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Heritas Argentina or the Company, (ii) any fraud, whether or not material, that involves Heritas Argentina’s or the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Heritas Argentina or the Company or (iii) any claim, allegation, assertion or complaint (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of Heritas Argentina or the Company or their respective internal accounting controls, including any such material complaint, allegation, assertion or claim that Heritas Argentina or the Company has engaged in questionable accounting or auditing practices. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of Heritas Argentina or the Company or any committee thereof.

(d)

Heritas Argentina, the Company and the Company’s Subsidiaries maintain a system of internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) that Heritas Argentina, the Company and the Company’s Subsidiaries maintain records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets, distribution of dividends and/or any other type of equity distributions, and its liabilities, (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s general or specific authorization, (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of Heritas Argentina and the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(e)

If applicable, the Company has delivered to SPAC a copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of Heritas Argentina or the Company to Heritas Argentina’s or the Company’s independent auditors and relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Heritas Argentina, the Company or any of the Company’s Subsidiaries to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Heritas Argentina, the Company or any of the Company’s Subsidiaries.

(f)

Except as set forth on Section 4.8(f) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or its Subsidiaries to any of their respective executive officers (as defined in Rule 3b-7 under the Exchange Act) or any Company Director or its Subsidiaries.

Section 4.9 No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other material liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) required to be set forth, reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business, consistent with past practice, of the Company and/or its Subsidiaries since the date of the most recent Audited Financial Statement, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of the Company and/or its Subsidiaries, (d) arising under this Agreement or any other Transaction Documents, (e) that will be discharged or paid off prior to or at Closing or (f) which are not and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.10 Litigation and Proceedings.

(a)

There is no pending or, to the knowledge of the Company, threatened, lawsuits, claims, proceedings or any other Actions (including any investigations or formal inquiries pending or, to the knowledge of the Company, threatened at law or in equity by or before any Governmental Authority (collectively, “Legal Proceedings”)), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, or any Legal Proceeding that would, if adversely determined, materially and adversely affect the ability of Company to consummate the Transactions or otherwise perform its obligations under this Agreement.

(b)

There is no outstanding Governmental Order specifically directed at and imposed upon the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

(c)

Neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Legal Compliance.

(a)	Each of the Company and its Subsidiaries is in compliance with all applicable Laws, in all material respects.

(b)

In the past three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, by any Governmental Authority, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)

The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, or employees, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a)

Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound (excluding purchase orders submitted by customers) (each such Contract, a “Company Material Contract”). True, correct and complete copies of each Company Material Contract have previously been delivered to or made available to SPAC or its Representatives, together with all amendments thereto.

(i)	All Contracts and agreements relating to voting, profit sharing, and other rights or obligations of an equity holder of the Company and/or of any of its Subsidiaries;

(ii)

All Contracts relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities of the Company or of any of its Subsidiaries or other securities or any options, warrants or other rights to purchase or otherwise acquire any such Equity Securities of the Company or any of its Subsidiaries, other securities or options, warrants or other rights for the foregoing of any other Person;

(iii)

Each Contract involving obligations (contingent or otherwise), payments or revenues in excess $500,000 in the aggregate or of $200,000 in the twelve months ended June 30, 2023, or expected obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the next twelve months after the date of this Agreement;

(iv)

Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $200,000;

(v)

Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, other than Contracts solely between the Company and its wholly-owned Subsidiaries;

(vi)

Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(vii)

Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company;

(viii)

Each Contract pursuant to which the Company or any of its Subsidiaries has provided funds to, made any investment, advance, loan or capital contribution to, acquired the securities, Equity Securities or assets of, or assumed, guaranteed or agreed to act as a surety with respect to any liability of, any Person;

(ix)	Contracts between the Company and its Subsidiaries, on the one hand, and any Company Related Party, on the other hand (collectively, “Related Party Agreements”);

(x)

Contracts that require a notice or consent to, or otherwise contains a provision relating to, an assignment or a “change of control,” provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions or that would prohibit or delay the consummation of any of the Transactions;

(xi)

Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect.

(xii)

Any collective bargaining agreement or similar labor-related Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xiii)

All management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiaries, but excluding any such Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business and which the aggregate payments thereunder did not exceed $100,000 in any calendar year;

(xiv)

Any (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $100,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of $100,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of $50,000.

(xv)

Each Contract (including license agreements, coexistence agreements and agreements with covenants not to sue, but not including non-disclosure agreements or incidental trademark licenses incident to marketing, printing or advertising or services provided to the Company or its Subsidiaries or other agreements for subject matter unrelated to development, licensing or use of Intellectual Property that contain an incidental license necessary for the provision or receipt of services that is not material to the Company’s or any of its Subsidiaries’ businesses entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use Intellectual Property of the Company and its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or (B) is granted by a third Person the right to use Intellectual Property (other than standard Contracts granting non-exclusive rights to use commercially available unmodified off-the-shelf software having a purchase price or license fee of less than $25,000 and Open Source Licenses);

(xvi)	Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $200,000 in any calendar year;

(xvii)	Any Contract that grants to any Person any “most favored nation rights”;

(xviii)

Any Contract that grants to any Person price guarantees for a period greater than one (1) year and requires aggregate future payments to the Company and its Subsidiaries in excess of $200,000 in any calendar year;

(xix)

Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xx)	Contracts in connection with the waiver, compromise, or settlement of any Legal Proceedings (including any agreement pursuant to which any employment related claim is settled);

(xxi)	Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities);

(xxii)

All Contracts entered into by the Company or any of its Subsidiaries and their respective directors, offices, employees or consultants that provide for the authorship, invention, creation or assignment of any Intellectual Property used by the Company or by any Subsidiary of the Company in connection with business;

(xxiii)	All non-disclosure or confidentiality Contracts or agreements entered into by the Company or any of its Subsidiary; and

(xxiv)	Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xxiii) of this Section 4.12(a).

(b)

All of the Company Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, in each case, except as limited by the Enforceability Exceptions. The Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Company Material Contracts and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or, to the knowledge of the Company, written notice of termination or breach of or default under any Company Material Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). Except as set forth on Section 4.12(b) of the Company Disclosure Letter, none of the Company Material Contracts are being negotiated and no counterparty to any Company Material Contracts has sought or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any such Contract or threatened non-performance under any such Contract as of the date hereof.

(c)

The MultiplAI Share Purchase Agreement is in full force and effect and represents the legal, valid and binding obligations of the Parent and, to the knowledge of the Company, represents the legal, valid and binding obligations of MultiplAI and the MultiplAI Shareholders, in each case, except as limited by the Enforceability Exceptions. The Parent has performed in all respects all of its obligations required to be performed by the Parent to date and neither the Parent, nor, to the knowledge of the Company, MultiplAI or any of the MultiplAI Shareholders is in breach of or default under the MultiplAI Share Purchase Agreement, (y) neither the Company nor the Parent has received any written claim or written notice of termination or breach of or default under the MultiplAI Share Purchase Agreement, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under the MultiplAI Share Purchase Agreement by the Parent, MultiplAI or any of the MultiplAI Shareholders (in each case, with or without notice or lapse of time or both).

Section 4.13 Benefit Plans.

(a)

The Company has no Company Benefit Plans other than any mandatory statutory plans, programs, practices or arrangements that are required under applicable Law and maintained by any Governmental Authority.

(b)

With respect to each Company Benefit Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to each Company Benefit Plan within the past three (3) years.

(c)

Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any material payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any material compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated material funding obligation with respect to any Company Benefit Plan; (ii) limit the right to merge, amend or terminate any material Company Benefit Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Subsidiary of the Company has any material indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise.

(d)

None of the Company Benefit Plans provides for, nor does the Company or any Subsidiary of the Company have or reasonably expects to have any material liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Subsidiary of the Company after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(e)

In all material respects, (i) each of the Company Benefit Plans is and has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws, and (ii) other than routine or non-material claims for benefits in the ordinary course of business, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Company Benefit Plan or by or on behalf of any participant in any Company Benefit Plan, or otherwise involving or relating to any Company Benefit Plan or the assets of any Company Benefit Plan or any trust thereunder or the plan sponsor or plan administrator of any Company Benefit Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f)

Except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by the Company or any of its Subsidiaries with respect to any Company Benefit Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under applicable Law.

(g)

All material liabilities or expenses of the Company or any of its Subsidiaries in respect of any Company Benefit Plan which have not been paid, if any, have been properly accrued on the Audited Financial Statements in compliance with IFRS. With respect to each Company Benefit Plan, all material contributions or payments and premium or benefit payments that are due or are required to be made under the terms of any Company Benefit Plan or in accordance with applicable Laws, if any, have been made within the time periods prescribed by the terms of each such Company Benefit Plan, and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Company Benefit Plan or in accordance with applicable Laws, if any, have been properly accrued in accordance with IFRS, applied on a consistent basis, and reflected on the Audited Financial Statements.

Section 4.14 Labor Relations; Employees.

(a)

Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of all employees and individual independent contractors of the Company and its Subsidiaries as of the date hereof, setting forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date or date the contract of employment began; (v) current annual base compensation rate; (vi) commission, bonus or other incentive based compensation; and (vii) details of which company employs or engages each employee or independent contractor. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Audited Financial Statements). Neither the Company nor any Subsidiary has granted any credit, loan or any other kind of financing to any employee or independent contractor.

(b)

Except as set forth on Section 4.14(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor-related agreement with any labor union or similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, and no such agreement is currently being negotiated by the Company or any of the Company’s Subsidiaries, and (ii) to the knowledge of the Company, no labor union or any other similar labor organization has a certification or representation petition currently pending before any applicable labor relations tribunal or similar Governmental Authority seeking to represent any of the employees of the Company or its Subsidiaries. Except as set forth on Section 4.14(b) of the Company Disclosure Letter, to the knowledge of the Company, there has been no labor organizing activity involving any employees of the Company or any of its Subsidiaries in the past three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence). In the past three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), there has been no actual or, to the knowledge of the Company, threatened strike, concerted slowdown, concerted work stoppage, lockout or other labor dispute against the Company or any Subsidiary of the Company, in each case except as would not have been or could be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are and have been in compliance in all material respects with all collective bargaining agreements, or any similar labor-related agreements with any labor union or similar labor organization representing employees of the Company or any of the Company’s Subsidiaries.

(c)

(i) The Company and its Subsidiaries are and have been in compliance, in all material respects, with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay, working time, employee classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, overtime, collective bargaining and the payment and withholding of taxes, social security contributions, and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; and (ii) no employee has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct that could reasonably be expected to cause any material damage to the reputation or business of the Company or any of its Subsidiaries.

(d)

In the past five (5) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), except as would not have been or could be or reasonably be expected to be material to the business of the Company and its Subsidiaries, the Company and its Subsidiaries have not been party to (i) any unfair labor practice charge or labor complaint pending or, to the knowledge of the Company, threatened, before the U.S. National Labor Relations Board or any other similar labor-related Governmental Authority against them, (ii) any complaints, grievances or arbitrations arising out of any collective bargaining agreement pending before any Governmental Authority, (iii) any material charge or complaint pending or, to the knowledge of the Company, threatened, before the Equal Employment Opportunity Commission, or any other similar Governmental Authority responsible for the prevention of unlawful employment practices brought by any employee of the Company or its Subsidiaries, (iv) to the knowledge of the Company, any pending investigation by any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws relating to the Company’s labor or employment practices, or (v) any complaint or lawsuit pending or, to the knowledge of the Company, threatened before any Governmental Authority by or on behalf of any present or former employee of the Company or its Subsidiaries alleging violations of any applicable Law governing employment or the termination thereof.

(e)

No present employee of the Company or any of the Company’s Subsidiaries is in material violation of (i) any restrictive covenant or nondisclosure agreement with the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure agreement with a former employer of such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information of such former employer, in each case except as the effect of such violation would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(f)

Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with outstanding obligations with a current or former officer or employee of the Company or any of the Company’s Subsidiaries that involves allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (i) officer of the Company or any of the Company’s Subsidiaries or (ii) Executive-level Employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, there are no material allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (y) officer of the Company or any of the Company’s Subsidiaries or (z) Executive-level Employee of the Company or any of the Company’s Subsidiaries, in each case made to or filed with the human resources department of the Company or the Company’s Subsidiaries by another employee of the Company or the Company’s Subsidiaries and currently pending or being investigated.

(g)

In the past five (5) years, the Company and its Subsidiaries have not implemented any “mass layoffs” or “plant closings”, as such terms are defined under the Worker Adjustment and Retraining Notification Act, or implemented any group terminations, group layoffs or similar workforce actions that required notices be provided to employees of the Company or its Subsidiaries pursuant to any similar state or foreign Law where any material liability remains outstanding.

Section 4.15 Taxes.

(a)

All income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) of the Company and its Subsidiaries have been fully and timely paid.

(b)

The Company and its Subsidiaries have (i) withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by the Company or its Subsidiaries, as applicable, and (ii) paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)	There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)

No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e)

No notification has been served on the Company or any of its Subsidiaries of any Tax audit or other examination of the Company or any of its Subsidiaries that is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request or to the knowledge of the Company, threat for such an audit or other examination. Neither the Company or any of its Subsidiaries has agreed to any waivers, extensions or requests for any waivers or extensions of any statute of limitations that are currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f)

Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which agreement, in each case, is currently in effect. Neither the Company nor any of its subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g)

Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), which agreement, in each case, is currently in effect.

(h)

Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)

Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or otherwise, or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non U.S. income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)

To the knowledge of the Company, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)

Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)	Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)

To the knowledge of the Company, no Person who will be a shareholder of the Company immediately after consummation of the Merger has a current plan or intention to transfer Company Shares after the consummation of the Merger. Neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(n)

Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. The Company and its Subsidiaries have not deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

Section 4.16 Insurance(a) . Section 4.16 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are legal, valid, binding and enforceable in accordance with its terms and in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.16 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy held by or for the benefit of the Company or any of its Subsidiaries during the last three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), except as such coverage denial or dispute would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy. To the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. The Company and its Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and its Subsidiaries, including any insurance required to be maintained by any Company Material Contract.

Section 4.17 Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect and each of the Company and its Subsidiaries have properly and validly completed all filings and registrations that are required for the operation of the business operated by the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and to the knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License, or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, materially modify the terms of, or not renew any such License, except as otherwise disclosed on Section 4.17 of the Company Disclosure Letter, or except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect. Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries, or that are required for the operation of their business.

Section 4.18 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, material equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, all material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable, sufficient and appropriate for their respective current and contemplated uses.

Section 4.19 Real Property

(a)	Neither the Company nor its Subsidiaries owns any real property.

(b)

Section 4.19(b) of the Company Disclosure Letter lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such Leased Real Property, and each guaranty, amendment, restatement, modification or supplement thereto. True, correct and complete copies of all agreements of Leased Real Property have been made available to SPAC.

(c)

The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company and the Subsidiaries and necessary for the continued operation of the business of the Company and the Subsidiaries, as applicable. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(d)

The Company and the Subsidiaries, as applicable, have a valid, binding and enforceable leasehold interest of each Leased Real Property, free and clear of all Liens other than Permitted Liens. Each agreement of Leased Real Property is in full force and effect and is the valid, binding and enforceable, obligation of each party thereto in accordance with its terms. The Company and its Subsidiaries, as applicable, have accepted full possession of each individual Leased Real Property and are currently occupying and using same pursuant to the terms of the applicable agreement for such Leased Real Property. None of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any other person is in material breach or material violation of, or default under, any agreement for any Leased Real Property, and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Leased Real Property.

(e)

There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(f)

There do not exist any actual or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority in connection with any such condemnation or eminent domain proceedings of any Leased Real Property or any part thereof or interest therein.

Section 4.20 Intellectual Property.

(a)

Section 4.20(a) of the Company Disclosure Letter includes a complete and correct list of each item of: (i) Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries (“Company Registered Intellectual Property”), (ii) material proprietary software and other material unregistered Intellectual Property owned by the Company or any of the Company’s Subsidiaries, (iii) Intellectual Property licensed exclusively to the Company or any of the Company’s Subsidiaries, and (iv) each Company Product, identifying for each, the Intellectual Property owned by the Company or its Subsidiaries and the Intellectual Property licensed to the Company or its Subsidiaries forming part of, embodied by, or used in or for such Company Product. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of the Intellectual Property indicated on Section 4.20(a) of the Company Disclosure Letter as owned or purported to be owned by the Company or any of its Subsidiaries, and all such Intellectual Property is subsisting and in full force and effect, and is valid and enforceable. All actions required to be taken and all fees and costs required to be paid relating to prosecution, registration or maintenance of the registrations and pending registration applications for the Company Registered Intellectual Property that are due on or before the date hereof have been taken and paid by the Company and its Subsidiaries and no additional maintenance, renewal or other filing or fee is due with respect to any of the registrations or pending registration applications for any Company Registered Intellectual Property during the ninety (90) days following the date of this Agreement. None of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is subject to any claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration and no such claims have been made within the past six (6) years or, to the knowledge of the Company, are threatened, contesting the validity, use, ownership, enforceability or registrability of any of the Intellectual Property owned by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there is no reasonable basis for any such claim. No Company Registered Intellectual Property has been finally rejected, withdrawn, opposed, nor entered into the public domain nor has had the term or scope of protection reduced.

(b)

The Company and/or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently operated and currently contemplated to be operated in the future. The Intellectual Property owned by or licensed to the Company and its Subsidiaries is sufficient for the conduct of the business currently conducted by them and for the continued conduct of such business immediately after the Closing in substantially the same manner as currently conducted. The execution and delivery by the Company of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is a party, will not materially alter or impair, or cause the loss, forfeiture or termination of the ownership and right to use any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries or result in a creation of Lien thereon.

(c)

The Company and its Subsidiaries have not, within the last six (6) years nor have any Company Products or the conduct of the business conducted by them, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending before any Governmental Authority to which the Company or any of the Company’s Subsidiaries is a named party, or, to the knowledge of the Company, that is threatened against the Company or its Subsidiaries, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and there is no reasonable basis for any such claim. Neither the Company nor any of its Subsidiaries has received or requested any opinion of counsel, verbal or written, regarding the validity or enforceability of Intellectual Property owned by the Company or any Subsidiary or any Intellectual Property of a third party or regarding the infringement of any Intellectual Property of any third party.

(d)

Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries, and neither the Company nor its Subsidiaries have sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries.

(e)

The Company and its Subsidiaries have taken and currently take commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property. There has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or such other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of such trade secret or other rights in and to such information. No such trade secrets have been or are authorized to be disclosed to any Person other than to employees of the Company and its Subsidiaries that need to know same and who have executed and delivered a written agreement obligating them to maintain the confidentiality thereof and not use same other than as necessary for activities in connection with and in furtherance of the Company’s and its Subsidiaries’ business.

(f)

Each current and former employee, consultant and contractor of the Company or any of its Subsidiaries, and each other Person that has authored, developed or otherwise created any Company Product or Intellectual Property for or on behalf of the Company or any of its Subsidiaries has entered into agreements with the Company or a Company Subsidiary pursuant to which such Person (i) agrees to maintain the confidentiality of and otherwise protect the trade secrets of the Company and its Subsidiaries and (ii) assigns to the Company or any of its Subsidiaries, all Intellectual Property authored, developed or otherwise created in the course of such Person’s employment or other relationship with the Company or its Subsidiaries, without further consideration or any restrictions or obligations on the Company’s or any Company Subsidiaries’ use or ownership of such Intellectual Property whatsoever, and such agreements are valid and enforceable in accordance with their terms. To the knowledge of the Company, no Person has breached any such agreement.

(g)

All software used by the Company or any of its Subsidiaries is owned by the Company or a Subsidiary or is used pursuant to, and within the scope of, a valid license or other enforceable right and is not a “bootleg” or otherwise unauthorized version or copy. The Company and its Subsidiaries have a sufficient number of license seats (and scope of rights) for all third party software that is used or held for use by them in the conduct of their business, and the Company and its Subsidiaries have complied in all respects with the terms and conditions of the agreements corresponding to such software. No software used in the conduct of the Company’s or its Subsidiaries’ business is licensed by an employee of the Company or a Subsidiary instead of the Company or the applicable Subsidiary.

(h)

Except as set forth on Section 4.20(h) of the Company Disclosure Letter, none of the shareholders of the Company or any officer or director of the Company, or, to the knowledge of the Company, any of the current or former employees, consultants, advisors and independent contractors of the Company or any of the Company’s Subsidiaries (i) is or was, at the time services were provided to the Company or any of the Company’s Subsidiaries, subject to any Contract with any Person other than the Company or a Subsidiary of the Company which requires such employee, consultant, advisor or independent contractor to assign any interest in any Intellectual Property that is used or held for use in the conduct of the business of the Company or any of its Subsidiaries or keep confidential any trade secrets of any Person other than the Company or a Subsidiary of the Company, or (ii) has any ownership or other interest in, or uses, any Intellectual Property owned or purported to be owned by, licensed to or otherwise used by the Company or any of its Subsidiaries or is subject to any Contract with any Person other than the Company or a Subsidiary of the Company which requires such employee, consultant, advisor or independent contractor to assign any interest in any Intellectual Property that is used or held for use in the conduct of the business of the Company.

(i)

Neither the Company nor any of its Subsidiaries is bound by any Contract containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts their ability to use, exploit, assert or enforce any of the Intellectual Property used by them or conduct their business anywhere in the world, including any change of control restriction, consent or notification requirement with respect thereto.

(j)

Neither the Company nor any of its Subsidiaries has used any Open Source Materials in any manner that could (i) require, or condition the use or distribution of such software or any software constituting derivative works based thereon or other software integrated therewith, on the disclosure, licensing, or distribution of any source code for any portion of such software, (ii) require the licensing of any Intellectual Property owned by the Company or any of its Subsidiaries or any portion thereof, or (iii) otherwise impose any limitation, restriction, encumbrance, obligation or condition on the right or ability of the Company or any of its Subsidiaries to use, license, distribute, or otherwise exploit any such software (including any limitation on the compensation chargeable in connection with any such software or any requirement that any such software be disclosed, licensed or distributed for the purpose of making derivative works or conducting any reverse-engineering, or requiring that the source code for same or any software owned by the Company or any Subsidiary be provided). The Company and its Subsidiaries have complied with all notice, attribution and other requirements of each license applicable to such Open Source Materials.

(k)

The Company and its Subsidiaries possess all source code for all software forming part of the Intellectual Property owned by them. Neither the Company nor its Subsidiaries has delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software owned by the Company or its Subsidiaries to any escrow agent or other third Person (other than contractors or consultants in the course of performing services for the Company and its Subsidiaries and that are subject to non-disclosure agreements).

(l)

Except as set forth on Section 4.20(l) of the Company Disclosure Letter, no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Product or Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of the Company Products. Neither the Company nor any of its Subsidiaries are or have ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Intellectual Property.

Section 4.21 Privacy and Cybersecurity.

(a)

The Company and its Subsidiaries maintain and are in compliance with, and during the last five (5) years have maintained and been in compliance with all Data Protection Requirements. To the extent Company and its Subsidiaries use Artificial Intelligence (“AI”)/Machine Learning (“ML”) models to conduct their operations and/or create their product and services, Company and its Subsidiaries have taken all necessary steps and obtained necessary rights, permissions, and approvals to permit the use of Personal Data in such AI/ML products and services. There are no pending Actions by any Person, or to the knowledge of the Company, any circumstances that may reasonably be expected to lead to an Action (including by any Governmental Authority) against the Company or any of its Subsidiaries alleging a violation of any third Person’s privacy or Personal Data rights by the Company or its Subsidiaries in connection with the foregoing, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have taken all necessary steps or, prior to Closing, will obtain any necessary rights, permissions, and approvals to permit the transfer of Personal Data in connection with the consummation of the Transactions, and such transfer will not violate in any material respect any applicable Laws.

(b)

(i) During the last five (5) years, there have been no breaches of the security of the IT Systems of the Company and its Subsidiaries, including actual or potential unauthorized access, destruction, loss, use, modification, or disclosure of Personal Data owned, stored, used, maintained, or controlled by the Company and its Subsidiaries, and (ii) during the last five (5) years, there have been no disruptions in any IT Systems, in each case, that materially adversely affected the Company’s and its Subsidiaries’ business or operations, and have not been remedied in all material respects. The IT Systems used by the Company and its Subsidiaries in the conduct of their business: (A) are sufficient for the conduct of its business as currently conducted and as proposed to be conducted, by the Company and its Subsidiaries as of the Closing; (B) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of its business; (C) are free of any material viruses, defects, bugs, and errors; and (D) are in compliance with all applicable Laws. The Company and its Subsidiaries take commercially reasonable measures (and any other measures required by applicable Law) to protect IT Systems and Personal Data owned, stored, used, maintained or controlled by or on behalf of the Company and its Subsidiaries from and against unauthorized access, use, modification, disclosure or other misuse, including through implementation and adherence to industry standard administrative, technical and physical safeguards and policies such as, but not limited to, data backup plans, disaster avoidance and recovery procedures, business continuity procedures, and encryption and other security protocols. Neither the Company nor any Subsidiary of the Company has (A) experienced any material incident in which Personal Data was stolen or improperly accessed, including in connection with a breach of security or Company’s and its Subsidiaries’ IT Systems, (B) received any written notice or complaint from any Person with respect to any of the foregoing incident, or has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, or (C) experienced any failures, breakdowns, continued substandard performance, or other adverse events affecting Company and any of its Subsidiaries’ IT Systems. Each employee of the Company or any of its Subsidiaries has received training regarding information security that is relevant to each such employee’s role and responsibility within the business and such employee’s access to Personal Data, IT Systems and other data and information used in the conduct of the Company’s or the applicable Company Subsidiary’s business.

Section 4.22 Absence of Changes. Except as set forth on Section 4.22 of the Company Disclosure Letter, since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect; (ii) the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business in a manner consistent with past practice; (iii) the Company and its Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property) other than non-exclusive licenses or assignments or transfers in the ordinary course of business in a manner consistent with past practices; (iv) none of the Company or its Subsidiaries has incurred any indebtedness for borrowed money; and (v) none of the Company or any of its Subsidiaries have taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.1.

Section 4.23 Anti-Corruption Compliance.

(a)

Neither the Company nor its Subsidiaries, nor any of their directors or officers acting for or on behalf of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of: (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; (iii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (iv) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Laws.

(b)	Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

(c)

There are no current or pending internal investigations, or, to the knowledge of the Company, any third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.24 Anti-Money Laundering, Sanctions and International Trade Compliance.

(a)

The Company and its Subsidiaries, and each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any filings with, any applicable Governmental Authority for all activities and transactions relating to the business operations of the Company or its Subsidiaries, including for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. Neither the Company nor any of its Subsidiaries have been notified of any no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to violations of Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b)

Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, agents, Representatives or other Persons acting on behalf of the Company or any Subsidiary, (i) is, or has been a Sanctioned Person or a Restricted Person, or (ii) to knowledge of the Company, has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c)

The Company and its Subsidiaries have in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws.

Section 4.25 Government Contracts. Except as set forth on Section 4.25 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.26 Health Care Law Compliance.

(a)

Except as set forth on Section 4.26 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since inception have been, in compliance with all applicable Health Care Laws. Except as set forth on Section 4.26 of the Company Disclosure Letter, neither the Company nor its Subsidiaries have received any notice or other communication from any Governmental Authority alleging any violation of any Health Care Law.

(b)

All Company Products are in material compliance with all applicable requirements under the Health Care Laws, including all requirements relating to research, storing, testing, record-keeping, reporting, import and export. Except as set forth on Section 4.26 of the Company Disclosure Letter, neither the Company nor its Subsidiaries have received any notice or other communication from any Governmental Authority alleging any violation of such requirements.

(c)

All studies performed in connection with or as the basis for any approval required for any Company Product (i) have been conducted in accordance, in all material respects, with applicable requirements and Health Care Laws and (ii) have employed in all material respects the procedures and controls generally used by qualified experts in accordance with Health Care Laws. Neither the Company nor its Subsidiaries have received any notice or other written communication from an applicable Governmental Authority requiring the termination or suspension or material modification of any study with respect to any Company Product.

Section 4.27 Investment Company; Exchange Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Neither the Company nor any Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.28 Brokers’ Fees. Except as set forth on Section 4.28 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which SPAC or any of its Affiliates, Merger Sub, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.29 Related Party Transactions. Except as set forth on Section 4.29 of the Company Disclosure Letter, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Company Benefit Plan, no director, officer or other Affiliate of the Company or any Subsidiary of the Company, to the knowledge of the Company, has, directly or indirectly: (i) an economic interest in any person that furnishes or sells, material services or products that the Company or its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary of the Company, any material goods or services; (iii) an economic interest in any person (other than the Company and its Subsidiaries) party to any Company Material Contract; or (iv) any material contractual or other arrangement with the Company or any Subsidiary, other than contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.29. Neither the Company nor any of its Subsidiaries have (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.30 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Company and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that the Company has made its own investigation of SPAC and that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by SPAC in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by SPAC, as well as any information, documents or other materials (including any such materials reviewed by the Company or its Subsidiaries pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company, its Subsidiaries or any of its or their Affiliates or Representatives are not and will not be deemed to be representations or warranties of SPAC, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of SPAC are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything herein to the contrary, nothing in this Section 4.30 shall be deemed or construed to preclude or in any way limit any claim for fraud.

Section 4.31 Consideration Shares. The Merger Consideration, when issued in accordance with the terms hereof, will be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Governing Documents, or any Contract to which the Company is a party or otherwise bound.

Section 4.32 Foreign Private Issuer and Emerging Growth Company. The Company is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 4.33 Board Approval. The Company Board, by duly adopted unanimous written resolutions and not subsequently rescinded or modified in any way, has (i) determined that this Agreement, the Transaction Documents and the Transactions are in the best interests of the Company and (ii) approved this Agreement, the Transaction Documents and the Transactions. The board of directors of Parent has by duly adopted unanimous written resolutions and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Transaction Documents and the Transactions are in the best interests of Parent and the Company and (ii) approved this Agreement, the Transaction Documents and the Transactions.

Section 4.34 Business Activities of the Company. The Company was formed for the sole purposes of entering into this Agreement and the Transaction Documents to which it is party and engaging in the Transactions. Since formation, the Company has not conducted any business activities or incurred any liabilities other than those directed toward the consummation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.9, Section 5.13, and Section 5.14), (b) as set forth in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V), and (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as follows:

Section 5.1 SPAC Organization. SPAC has been duly formed, incorporated, or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. SPAC’s Governing Documents, as amended to the date of this Agreement and as previously made available by or on behalf of SPAC to the Company, are true, correct and complete. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a SPAC Material Adverse Effect.

Section 5.2 Due Authorization.

Other than the SPAC Shareholders’ Approval, SPAC has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions have been (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable to SPAC and the shareholders of SPAC and recommended by the SPAC Board for approval by the shareholders of SPAC. No other company proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party. This Agreement has been, and the other Transaction Documents to which SPAC is a party will be at or prior to Closing, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and each of the other Transaction Documents to which SPAC is a party constitutes or will constitute at or prior to Closing, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 5.3 Compliance with Applicable Laws. SPAC is in material compliance with, and since the date of its incorporation has been in material compliance with, all applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its incorporation, SPAC has not received any written notice alleging the violation of any applicable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.4 No Conflict. Subject to obtaining the SPAC Shareholders’ Approval, the execution and delivery by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect.

Section 5.5 Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of SPAC, threatened, in writing, Legal Proceedings against SPAC or its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon SPAC or any of its properties or assets, except, in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect.

Section 5.6 SEC Filings. SPAC has timely filed or furnished, in all material respects, all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 9, 2023, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of their respective dates (or if amended or superseded by a filing, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings.

Section 5.7 Internal Controls; Listing; Financial Statements.

(a)

Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which it reasonably believes is sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b)

Except as set forth on Section 5.7(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)

The SPAC SEC Filings contain true and complete copies of the (x) audited balance sheet of SPAC as of December 31, 2022 and December 31, 2021, and (y) statements of operations, changes in shareholders’ deficit and cash flow and shareholders’ equity of SPAC for the period from May 13, 2021 (inception) through December 31, 2021 and for the year ended December 31, 2022, together with the auditor’s reports thereon (the “SPAC Financial Statements”). The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations, changes in shareholders’ deficit and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d)	There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(e)	SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)

Neither SPAC nor any director or officer of SPAC nor, to the knowledge of SPAC, any employee of SPAC, or SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and MultiplAI contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except (a) for the SPAC Shareholders’ Approval, (b) for the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state “blue sky” or other securities Laws, the registration of the Plan of Merger and filing of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Subsidiary and the Company M&A with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, (c) for any filings or approvals required under any applicable antitrust or competition Law, including Argentine Law No. 27,442 (Ley de Defensa de la Competencia), and (d) as and where the failure to obtain such consents, approvals, or authorizations, or to make such filings or notifications, would not, individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect.

Section 5.9 Trust Account. As February 29, 2024, SPAC has at least $63,214,027.45 in the Trust Account, such monies held in cash deposit accounts pursuant to the Investment Management Trust Agreement, dated December 6, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (as amended by Amendment No. 1 to the Investment Management Trust Agreement dated as of February 27, 2023, Amendment No. 2 to the Investment Management Trust Agreement dated as of September 7, 2023 and Amendment No. 3 to the Investment Management Trust Agreement dated as of December 8, 2023, the “Trust Agreement”). The Trust Agreement has not been amended or modified since December 8, 2023, and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There are no separate Contracts, side letters or other binding arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of SPAC holding SPAC Ordinary Shares initially sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to SPAC Share Redemptions. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. Each of SPAC and, to the Knowledge of SPAC, the Trustee have performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions (other than use of the funds in the Trust Account for SPAC Share Redemptions). No shareholder of SPAC shall be entitled to receive any amount in the Trust Account except to the extent such shareholder of SPAC has exercised a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company, Merger Sub and MultiplAI contained herein and the compliance by the Company, Merger Sub and MultiplAI with its respective obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date (other than use of the funds in the Trust Account for SPAC Share Redemptions).

Section 5.10 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11 Absence of Changes. Since September 30, 2023, (a) there has not been any SPAC Material Adverse Effect, and (b) SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.12 No Undisclosed Liabilities. Except for any SPAC Transaction Expenses, there is no other material liability, debt (including Indebtedness) or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC, (c) that are executory obligations under any Contract to which SPAC is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of SPAC, (d) arising under this Agreement or any other Transaction Documents, (e) that will be discharged or paid off prior to or at Closing or (f) which are not and would not reasonably be expected to be material to SPAC.

Section 5.13 Capitalization of SPAC.

(a)

As of the date of this Agreement, the authorized share capital of SPAC consists of $22,100.00 divided into (i) 200,000,000 SPAC Class A Ordinary Shares, of which 9,910,124 shares are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which no shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement, which in the aggregate constitute the entire share capital of SPAC as of the date of this Agreement. All issued and outstanding SPAC Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance in all material respects with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s

Governing Documents or any Contract to which SPAC is a party or otherwise bound; and (iv) were issued free and clear of any Liens (other than SPAC’s own Lien as provided for in the SPAC Charter). All filings and returns required by applicable Law to be delivered or made by SPAC to the Cayman Registrar or Governmental Authorities in any jurisdiction in respect of all issuances and transfers of SPAC Ordinary Shares have been duly and correctly delivered or made on a timely basis.

(b)

As of the date of this Agreement, 17,575,000 SPAC Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exemptions; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares.

(c)

Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other Transaction Documents, SPAC has not issued, granted and is not otherwise bound by or subject to any outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities convertible (including debt securities), exchangeable or, exercisable or exchangeable for SPAC Ordinary Shares, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of any SPAC Ordinary Shares or other shares or equity interests of SPAC or the value of which is determined by reference to the SPAC Ordinary Shares or other shares or equity interests of SPAC, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any of its SPAC Ordinary Shares.

(d)

SPAC has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.14 Brokers’ Fees. Except for the EarlyBird Fees, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates. The underwriter of the IPO has validly waived all claims against the Trust in connection with its resignation from its role in the Business Combination.

Section 5.15 Indebtedness. Except for the EarlyBird Engagement Letter and the Working Capital Promissory Note, or as permitted by Section 9.3 after the date hereof, SPAC does not have any Indebtedness exceeding $100,000.

Section 5.16 Taxes.

(a)

All income Tax Returns and all other material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) have been fully and timely paid.

(b)

SPAC has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)	There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of SPAC.

(d)	No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against SPAC that remains unresolved or unpaid.

(e)

No notification has been served on SPAC of any Tax audit or other examination of SPAC that is presently in progress, and SPAC has not been notified of any request or threat for such an audit or other examination. SPAC has not agreed to any waivers, extensions or requests for any waivers or extensions of any statute of limitations that are currently in effect with respect to any Taxes of SPAC.

(f)

SPAC has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. SPAC has not made a change of any method of accounting with respect to any Taxes.

(g)

SPAC is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), which agreement, in each case, is currently in effect.

(h)

SPAC has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)

SPAC (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j)

SPAC does not have, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k)	To the knowledge of SPAC, no written claim has been made by any Governmental Authority where SPAC does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)	SPAC has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)

To the knowledge of SPAC, no Person who will be a shareholder of the Company immediately after consummation of the Merger has a current plan or intention to transfer Company Shares after the consummation of the Merger. SPAC has not taken any action or agreed to take any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(n)

SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481I (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. SPAC has not deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

Section 5.17 Employees and Employee Benefit Plans. Other than any officers of SPAC as described in the SPAC SEC Filings, SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any Benefit Plans of SPAC. Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by SPAC to any director, officer or employee of SPAC; or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

Section 5.18 Material Contracts.(a) The SPAC SEC Filings include true and complete copies of each “material contract” (as such term is defined in Regulation S- K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b)

With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect under such SPAC Material Contract; (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect under any SPAC Material Contract; (v) SPAC has not received written notice by any party to any SPAC Material Contract to terminate such SPAC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect SPAC in any material respect or those contemplated by this Agreement; and (vi) SPAC has not waived any material rights under any SPAC Material Contract.

Section 5.19 Business Activities.

(a)

Since incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)

Except for the Transactions, this Agreement and the other Transaction Documents, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)

Except for the EarlyBird Engagement Letter, Working Capital Promissory Note, Contracts relating to SPAC Transaction Expenses, this Agreement and the other Transaction Documents to which SPAC is a party and the other documents and Transactions contemplated thereby, SPAC is not as of the date hereof party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts).

Section 5.20 Nasdaq Stock Market Quotation. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “APXI”. Except as set forth on Section 5.20 of the SPAC Disclosure Letter, SPAC is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or terminate the listing of SPAC Class A Ordinary Shares on Nasdaq. None of SPAC nor any of its Affiliates or Representatives has taken any action to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act except as contemplated any of the Transaction Documents.

Section 5.21 Proxy/Registration Statement. The information supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting or at the Merger Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.22 Related Party Transactions. Except as described in the SPAC SEC Filings prior to the date of this Agreement or the Working Capital Promissory Note there are no Contracts between SPAC, on the one hand, and any (a) present or former officer, director or employee of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules

12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, in each case, except for (i) employment or engagement agreements, confidentiality agreements and fringe benefits and other compensation to directors, officers or employees, (ii) reimbursements of expenses incurred in connection with their employment or service, or (iii) the existing arrangements relating to the D&O Indemnified Parties.

Section 5.23 EarlyBird Engagement. The EarlyBird Engagement Letter has not been amended or modified since August 22, 2023 and Sponsor has complied with all its obligations thereunder.

Section 5.24 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of SPAC and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that SPAC has made its own investigation of the Company, Merger Sub and MultiplAI and that neither the Company, Merger Sub, MultiplAI nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by the Company in Article IV, Merger Sub in Article VII and MultiplAI in Article VI and Section 9.1 of the MultiplAI Share Purchase Agreement), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, Merger Sub, MultiplAI or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by the Company, Merger Sub or MultiplAI, as well as any information, documents or other materials (including any such materials reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates or Representatives are not and will not be deemed not to be representations or warranties of the Company, Merger Sub and MultiplAI, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement or the other Transaction Documents. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company, Merger Sub, MultiplAI and their Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, Article VI, Article VII and in Section 9.1 of the MultiplAI Share Purchase Agreement, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything herein to the contrary, nothing in this Section 5.24 shall be deemed or construed to preclude or in any way limit any claim for fraud.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MULTIPLAI

Except (a) as set forth in the disclosure letter delivered to SPAC by MultiplAI on the date of this Agreement (the “MultiplAI Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), and (b) as otherwise explicitly contemplated by this Agreement, MultiplAI represents and warrants to the Company and SPAC, on behalf of itself only, as follows:

Section 6.1 MultiplAI Organization. MultiplAI has been duly formed or organized and is validly existing as a company under the Laws of England and Wales, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. MultiplAI has heretofore furnished to SPAC true, complete and correct copies of its Governing Documents, as amended and/or restated as of the date of this Agreement. Each of MultiplAI’s Governing Documents are in full force and effect and MultiplAI is not in violation of any of the provisions of such Governing Documents. MultiplAI is duly licensed or qualified and in good standing in the United Kingdom. MultiplAI is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect.

Section 6.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of MultiplAI and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 6.2 of the MultiplAI Disclosure Letter. At the Closing, upon the completion of the Restructuring and the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately prior to the Merger Effective Time, the Subsidiaries listed on Section 6.2 of the MultiplAI Disclosure Letter shall be the only Subsidiaries of MultiplAI. The Subsidiaries of MultiplAI have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite corporate or company power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. MultiplAI has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of each Subsidiary of MultiplAI, in each case, as amended and/or restated as of the date of this Agreement. Each of MultiplAI’s Subsidiaries’ Governing Documents are in full force and effect and each Subsidiary of MultiplAI is not in violation of any of the provisions of such Subsidiary’s Governing Documents. Each Subsidiary of MultiplAI is duly licensed or qualified and in good standing in its jurisdiction of incorporation, formation or organization. Each Subsidiary of MultiplAI is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect. Except with respect to the Subsidiaries of MultiplAI listed on Section 6.2 of the MultiplAI Disclosure Letter, MultiplAI does not directly or indirectly own any Equity Securities or similar interest in, or any interest convertible into or exchangeable or exercisable for any Equity Securities or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 6.3 Due Authorization. MultiplAI has all requisite corporate power and authority to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which MultiplAI is a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of MultiplAI and the shareholders of MultiplAI and determined by the board of directors and shareholders of MultiplAI as advisable to MultiplAI and its shareholders. No other corporate proceeding on the part of MultiplAI is necessary to authorize this Agreement and the other Transaction Documents to which MultiplAI is a party or the performance of all obligations to be performed by MultiplAI hereunder or thereunder. This Agreement has been, and the other Transaction Documents to which MultiplAI is a party will be at or prior to Closing, duly and validly executed and delivered by MultiplAI. This Agreement constitutes, and each of the other Transaction Documents to which MultiplAI is a party constitutes or will constitute at or prior to the Closing, a legal, valid and binding obligation of MultiplAI, enforceable against MultiplAI in accordance with its terms, except as limited by the Enforceability Exceptions. To the knowledge of MultiplAI, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 6.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.6, the execution and delivery by MultiplAI of this Agreement and the other Transaction Documents to which MultiplAI is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of MultiplAI, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to MultiplAI, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which MultiplAI is a party or by which MultiplAI may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of MultiplAI, except, in the case of clauses (b) through (d), to the extent that any such conflict, violation, breach, or default would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect.

Section 6.5 Litigation and Proceedings. There are no pending or, to the knowledge of MultiplAI, threatened Legal Proceedings against MultiplAI, its properties or assets, or any Legal Proceeding that would, if adversely determined, materially and adversely affect the ability of MultiplAI to consummate the Transactions or otherwise perform its obligations under this Agreement or the MultiplAI Share Purchase Agreement; (b) there is no outstanding Governmental Order specifically directed at and imposed upon MultiplAI, nor are any properties or assets of MultiplAI or its business is bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect; and (c) Neither MultiplAI nor any of its material property or assets is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of MultiplAI, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 6.6 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of MultiplAI with respect to MultiplAI’s execution or delivery of this Agreement or any other Transaction Documents to which it is a party or the consummation by MultiplAI of the Transactions, except (a) for any filings or approvals required under any applicable antitrust or competition Law, including Argentine Law No. 27,442 (Ley de Defensa de la Competencia), or (b) as and where the failure to obtain such consents, approvals, authorizations, designations, declarations or waivers, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent MultiplAI from performing its material obligations under this Agreement and each such Transaction Document.

Section 6.7 Capitalization of MultiplAI.

(a)

As of the date of this Agreement, the issued share capital of MultiplAI consists of 1,153,963 ordinary shares, par value £0.0001 per share, all of which are issued and outstanding as of the date of this Agreement. At the Closing, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately following the consummation of the transactions contemplated by the MultiplAI Share Purchase Agreement, but prior to the MultiplAI Contribution, Parent shall be the sole owner and record holder of all issued and outstanding MultiplAI Shares. All of the issued and outstanding MultiplAI Shares (i) have been duly authorized and validly issued and allotted, are fully paid and non-assessable; (ii) have been offered, sold, transferred and issued in compliance with applicable Law, including the Companies Act 2006 and federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of MultiplAI and (B) any other applicable Contracts governing the issuance or allotment of such securities to which MultiplAI is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of MultiplAI or any Contract to which MultiplAI is a party or otherwise bound; and (iv) were issued free and clear of any Liens. All filings and returns required by applicable Law to be delivered or made by MultiplAI to the relevant authorities in England and Wales or any other jurisdiction in respect of all issuances and transfers of MultiplAI Shares has been duly and correctly delivered or made on a timely basis.

(b)

Except as set forth on Section 6.7(b) of the MultiplAI Disclosure Letter, MultiplAI has not granted any subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of MultiplAI, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of MultiplAI or the value of which is determined by reference to shares or other equity interests of MultiplAI, and there are no voting trusts, proxies or agreements of any kind which may obligate MultiplAI to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)

As of the Closing: (i) the MultiplAI Equity Plans have been terminated and no equity-based awards remain outstanding under the MultiplAI Equity Plans; (ii) each equity-based award, whether vested or unvested, under the MultiplAI Equity Plans was cancelled without any consideration paid therefor, other than as set forth in the MultiplAI Share Purchase Agreement, and the holder thereof shall have no further right, title or interest with respect to any such equity-based award previously granted under the MultiplAI Equity Plans, including in any MultiplAI Shares underlying any such equity-based awards; (iii) MultiplAI has obtained any consents, adopted applicable resolutions, and taken all other actions that are necessary to give effect to the termination of the MultiplAI Equity Plans, and to ensure that from and after the effective date of such termination, no holders of any equity-based awards under the MultiplAI Equity Plans, any beneficiary thereof, or any other participant in the MultiplAI Equity Plans (or any beneficiary thereof) shall have any right thereunder to acquire any MultiplAI Shares or to receive any payment or benefit with respect to any equity-based award previously granted under the MultiplAI Equity Plans.

Section 6.8 Capitalization of Subsidiaries.

(a)

The issued and outstanding share capital or other Equity Securities of each Subsidiary of MultiplAI (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities by such Subsidiary; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound; and (iv) were issued free and clear of any Liens.

(b)	MultiplAI owns of record and beneficially all the issued and outstanding Equity Securities of its Subsidiaries, free and clear of any Liens other than Permitted Liens.

(c)

There are no outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of MultiplAI’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 6.9 Financial Statements; Internal Controls.

(a)

Section 6.9(a) of the MultiplAI Disclosure Letter sets forth true and complete copies of (i) the unaudited income statement and statement of financial position of MultiplAI and its Subsidiaries as of and for the period from October 1, 2021 through December 31, 3022 (including the notes thereto), (ii) the unaudited income statement and statement of financial position of MultiplAI and its Subsidiaries as of and for the period from September 9, 2020 through September 30, 2021 (including the notes thereto), and (iii) the balance sheet and profit and loss statement of MultiplAI and its Subsidiaries as of and for the year ended June 30, 2023 (collectively, the “MultiplAI Financial Statements”).

(b)

Each of the MultiplAI Financial Statements (i) was prepared in accordance with IFRS applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of MultiplAI and its Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were prepared from, and are in accordance in all material respects with, the books and records of MultiplAI.

(c)

Neither MultiplAI, nor any director or officer of MultiplAI, or any of its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by MultiplAI or its Subsidiaries, (ii) any fraud, whether or not material, that involves MultiplAI’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized MultiplAI or its Subsidiaries or (iii) any claim, allegation, assertion or complaint (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of MultiplAI or its Subsidiaries or their respective internal accounting controls, including any such material complaint, allegation, assertion or claim that MultiplAI or its Subsidiaries has engaged in questionable accounting or auditing practices. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of MultiplAI or any committee thereof.

(d)

MultiplAI and its Subsidiaries maintain a system of internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) MultiplAI and the its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets, distribution of dividends and/or any other type of equity distributions, and its liabilities, (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s general or specific authorization, (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of MultiplAI have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(e)

If applicable, MultiplAI has delivered to SPAC and the Company a copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of MultiplAI or its independent auditors and relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of MultiplAI or any of its Subsidiaries to record, process, summarize and report financial data. MultiplAI has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of MultiplAI or any of its Subsidiaries.

Section 6.10 Legal Compliance.

(a)	MultiplAI is in compliance with all applicable Laws, in all material respects.

(b)

In the past three (3) years, MultiplAI has not received any written notice of, or been charged with, the violation of any Laws, by any Governmental Authority, except where such violation has not been and would not reasonably be expected to be material to the business of MultiplAI, taken as a whole.

(c)

MultiplAI maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of MultiplAI’s directors, officers, or employees, acting on behalf of MultiplAI, will be prevented, detected and deterred.

Section 6.11 Licenses. MultiplAI has obtained, and maintains, all of the material Licenses required to permit MultiplAI to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of MultiplAI as currently conducted. Each material License held by MultiplAI is in full force and effect and MultiplAI has properly and validly completed all filings and registrations that are required for the operation of the business operated by MultiplAI as currently conducted. MultiplAI (a) is not in default or violation (and to the knowledge of MultiplAI no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any License to which it is a party, (b) is not and has not been the subject of any pending or, to the knowledge of MultiplAI, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License, or (c) has not received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, materially modify the terms of, or not renew any such License, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a MultiplAI Material Adverse Effect.

Section 6.12 Equipment and Other Tangible Property. MultiplAI owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, material equipment and other material tangible property reflected on the books of MultiplAI as owned by MultiplAI, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the business of MultiplAI, all material personal property and leased personal property assets of MultiplAI are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable, sufficient and appropriate for their respective current and contemplated uses.

Section 6.13 Real Property

(a)	MultiplAI does not own any real property.

(b)

Section 6.13(b) of the MultiplAI Disclosure Letter lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such Leased Real Property, and each guaranty, amendment, restatement, modification or supplement thereto. True, correct and complete copies of all agreements of Leased Real Property have been made available to SPAC.

(c)

The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of MultiplAI and necessary for the continued operation of the business of MultiplAI. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(d)

MultiplAI has a valid, binding and enforceable leasehold interest of each Leased Real Property, free and clear of all Liens other than Permitted Liens. Each agreement of Leased Real Property is in full force and effect and is the valid, binding and enforceable, obligation of each party thereto in accordance with its terms. MultiplAI has accepted full possession of each individual Leased Real Property and are currently occupying and using same pursuant to the terms of the applicable agreement for such Leased Real Property. MultiplAI is not, and to the knowledge of MultiplAI, no other person is, in material breach or material violation of, or default under, any agreement for any Leased Real Property, and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Leased Real Property.

(e)

There are no contractual or legal restrictions that preclude or restrict the ability of MultiplAI to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to MultiplAI.

(f)

There do not exist any actual or, to the knowledge of MultiplAI, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and MultiplAI has not received any written notice of the intention of any Governmental Authority in connection with any such condemnation or eminent domain proceedings of any Leased Real Property or any part thereof or interest therein.

Section 6.14 Absence of Changes. Except as set forth on Section 6.14 of the MultiplAI Disclosure Letter, since June 30, 2023, (i) there has not been a MultiplAI Material Adverse Effect; (ii) MultiplAI has, in all material respects, conducted its business and operated its properties in the ordinary course of business in a manner consistent with past practice; (iii) MultiplAI has not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including MultiplAI Intellectual Property) other than non-exclusive licenses or assignments or transfers in the ordinary course of business in a manner consistent with past practices, (iv) MultiplAI has not incurred any indebtedness for borrowed money, and (v) MultiplAI has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.2.

Section 6.15 Anti-Corruption Compliance.

(a)

Neither MultiplAI, nor any of their directors or officers acting for or on behalf of MultiplAI, nor to the knowledge of MultiplAI, any of MultiplAI’s employees, agents, Representatives or other Persons acting for or on behalf of MultiplAI has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting MultiplAI, or any agent or any other Person acting for or on behalf of MultiplAI, in obtaining or retaining business for or with, or in directing business to, any Person; (iii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (iv) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Laws.

(b)	MultiplAI has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

(c)

There are no current or pending internal investigations, or, to the knowledge of MultiplAI, any third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations concerning possible material violations of the Anti-Bribery Laws related to MultiplAI.

Section 6.16 Anti-Money Laundering, Sanctions and International Trade Compliance.

(a)

MultiplAI, and its directors, officers, employees, agents, Representatives and other Persons acting on behalf of MultiplAI (i) are, and have been in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any filings with, any applicable Governmental Authority for all activities and transactions relating to the business operations of MultiplAI, including for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. MultiplAI has not been notified of any no pending or, to the knowledge of MultiplAI, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against MultiplAI related to violations of Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b)

Neither MultiplAI nor any of its respective directors, officers, employees, agents, Representatives or other Persons acting on behalf of MultiplAI, (i) is, or has been a Sanctioned Person or a Restricted Person, or (ii) to knowledge of MultiplAI, has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c)	MultiplAI has in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws.

Section 6.17 Government Contracts. MultiplAI is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between MultiplAI, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which MultiplAI has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 6.18 Investment Company; Exchange Act. MultiplAI is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. MultiplAI is not currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 6.19 Related Party Transactions .

(a)

Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any MultiplAI Benefit Plan, no director, officer or other Affiliate of MultiplAI, to the knowledge of MultiplAI, has, directly or indirectly: (i) an economic interest in any person that furnishes or sells, material services or products that MultiplAI furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, MultiplAI, any material goods or services; (iii) an economic interest in any person party to any material Contract with MultiplAI; or (iv) any material contractual or other arrangement with MultiplAI, other than contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 6.19. MultiplAI has not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of MultiplAI, or (ii) materially modified any term of any such extension or maintenance of credit.

(b)	MultiplAI does not have any transactions and outstanding payables and receivables with any Affiliates of MultiplAI as of June 30, 2023.

Section 6.20 Material Contracts.

(a)

All of the material Contracts to which MultiplAI is a party are (a) in full force and effect and (b) represent the legal, valid and binding obligations of MultiplAI and, to the knowledge of MultiplAI, represent the legal, valid and binding obligations of the counterparties thereto, in each case, except as limited by the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of MultiplAI, (a) MultiplAI has performed in all respects all of the obligations required to be performed by it under the material Contracts to which it is a party and neither MultiplAI, nor, to the knowledge of MultiplAI, any other party thereto is in breach of or default under any such Contract, (b) during the last twelve (12) months, MultiplAI has not received any written claim or written notice of termination or breach of or default under any such Contract, and (c) to the knowledge of MultiplAI, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by MultiplAI or, to the knowledge of MultiplAI, any other party thereto (in each case, with or without notice or lapse of time or both). No material Contract to which MultiplAI is a party are in the process of being renegotiated. No counterparty to any material Contracts to which MultiplAI is a party has sought or threatened in writing or, to the knowledge of MultiplAI, otherwise threatened to renegotiate any such Contract or threatened non-performance under any such Contract as of the date hereof.

(b)

MultiplAI and each MultiplAI Shareholder has executed and delivered the MultiplAI Share Purchase Agreement. The MultiplAI Share Purchase Agreement is in full force and effect and represents the legal, valid and binding obligations of MultiplAI and the MultiplAI Shareholders and, to the knowledge of MultiplAI, represents the legal, valid and binding obligations of the Parent, in each case, except as limited by the Enforceability Exceptions. MultiplAI and the MultiplAI Shareholders have performed in all respects all of their obligations required to be performed by them to date and neither MultiplAI, the MultiplAI Shareholders, nor, to the knowledge of MultiplAI, the Parent is in breach of or default under the MultiplAI Share Purchase Agreement, (y) neither MultiplAI nor the MultiplAI Shareholders have received any written claim or written notice of termination or breach of or default under the MultiplAI Share Purchase Agreement, and (z) to the knowledge of MultiplAI, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under the MultiplAI Share Purchase Agreement by MultiplAI, the MultiplAI Shareholders or the Parent (in each case, with or without notice or lapse of time or both).

Section 6.21 Benefit Plans.

(a)

Section 6.21(a) of the MultiplAI Disclosure Letter sets forth a true and complete list of all MultiplAI Benefit Plans, other than mandatory statutory plans, programs, practices or arrangements that are required under applicable Law and maintained by any Governmental Authority.

(b)

With respect to each MultiplAI Benefit Plan, MultiplAI has made available to SPAC and Company, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any MultiplAI Benefit Plan within the past three (3) years.

(c)

Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any material payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any material compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated material funding obligation with respect to any MultiplAI Benefit Plan; (ii) limit the right to merge, amend or terminate any material MultiplAI Benefit Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither MultiplAI nor any of its Subsidiaries has any material indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise.

(d)

None of the MultiplAI Benefit Plans provides for, nor does MultiplAI or any of its Subsidiaries have or reasonably expect to have any material liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of MultiplAI or any of its Subsidiaries after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(e)

In all material respects, (i) each MultiplAI Benefit Plan is and has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws, and (ii) other than routine or non-material claims for benefits in the ordinary course of business, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of MultiplAI, threatened, from any Governmental Authority in connection with any MultiplAI Benefit Plan or by or on behalf of any participant in any MultiplAI Benefit Plan, or otherwise involving or relating to any MultiplAI Benefit Plan or the assets of any MultiplAI Benefit Plan or any trust thereunder or the plan sponsor or plan administrator of any MultiplAI Benefit Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of MultiplAI, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f)

Except as would not result in material liability to MultiplAI and its Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by MultiplAI or any of its Subsidiaries with respect to any MultiplAI Benefit Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under applicable Law.

(g)

All material liabilities or expenses of MultiplAI or any of its Subsidiaries in respect of any MultiplAI Benefit Plan which have not been paid, if any, have been properly accrued on the MultiplAI Financial Statements in compliance with IFRS. With respect to each MultiplAI Benefit Plan, all material contributions or payments and premium or benefit payments that are due or are required to be made under the terms of any MultiplAI Benefit Plan or in accordance with applicable Laws, if any, have been made within the time periods prescribed by the terms of each MultiplAI

Benefit Plan, and applicable Laws, as the case may be, except as would not result in material liability to MultiplAI, and all such contributions or payments that are not yet due or required to be made under the terms of any MultiplAI Benefit Plan or in accordance with applicable Laws, if any, have been properly accrued in accordance with IFRS, applied on a consistent basis, and reflected on the MultiplAI Financial Statements.

Section 6.22 Labor Relations; Employees.

(a)

Except as set forth in Section 6.22(a) of the MultiplAI Disclosure Letter, all compensation, including wages, commissions and bonuses, due and payable to all employees of MultiplAI for services performed on or prior to the date hereof have been paid in full. MultiplAI has not granted any credit, loan or any other kind of financing to any employee or independent contractor.

(b)

MultiplAI is not a party to or bound by any collective bargaining agreement, or any similar labor-related agreement with any labor union or similar labor organization representing its employees, and no such agreement is currently being negotiated, and to the knowledge of MultiplAI, no labor union or any other similar labor organization has a certification or representation petition currently pending before any applicable labor relations tribunal or similar Governmental Authority seeking to represent any of its employees. To the knowledge of MultiplAI, there has been no labor organizing activity involving any of its employees in the past three (3) years. In the past three (3) years, there has been no actual or, to the knowledge of MultiplAI, threatened strike, concerted slowdown, concerted work stoppage, lockout or other labor dispute against MultiplAI, except as would not have been or could be or reasonably be expected to be, individually or in the aggregate, material to the business of MultiplAI.

(c)

(i) MultiplAI has been in compliance, in all material respects, with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay, working time, employee classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, overtime, collective bargaining and the payment and withholding of taxes, social security contributions, and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) no employee has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct that could reasonably be expected to cause any material damage to the reputation or business of MultiplAI; and (iii) to the knowledge of MultiplAI no employee has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of MultiplAI or any employee, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(d)

MultiplAI has not been party to (i) any unfair labor practice charge or labor complaint pending or, to the knowledge of MultiplAI, threatened, before the U.S. National Labor Relations Board or any other similar labor-related Governmental Authority against them, (ii) any complaints, grievances or arbitrations arising out of any collective bargaining agreement pending before any Governmental Authority, (iii) any material charge or complaint pending or, to the knowledge of

MultiplAI, threatened, before the Equal Employment Opportunity Commission, or any other similar Governmental Authority responsible for the prevention of unlawful employment practices brought by any of its employees, (iv) to the knowledge of MultiplAI, any pending investigation by any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws relating to MultiplAI’s labor or employment practices, or (v) any complaint or lawsuit pending or, to the knowledge of MultiplAI, threatened before any Governmental Authority by or on behalf of any present or former employee of MultiplAI alleging violations of any applicable Law governing employment or the termination thereof.

(e)

No present employee of MultiplAI is in material violation of (i) any restrictive covenant or nondisclosure agreement with MultiplAI or (ii) any restrictive covenant or nondisclosure agreement with a former employer of such individual relating to (A) the right of any such individual to work for or provide services to MultiplAI, or (B) the knowledge or use of trade secrets or proprietary information of such former employer, in each case except as the effect of such violation would not reasonably be expected to be, individually or in the aggregate, material to the business of MultiplAI.

(f)

MultiplAI is not party to any settlement agreement with outstanding obligations with a current or former officer or employee that involves allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (i) officer of MultiplAI or (ii) executive-level employee of MultiplAI. To the knowledge of MultiplAI, there are no material allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (y) officer of MultiplAI or (z) executive-level employee of MultiplAI, in each case made to or filed with the human resources department of MultiplAI by another employee of MultiplAI and currently pending or being investigated.

(g)

No employee of MultiplAI has given notice of resignation or, to the knowledge of MultiplAI, currently intends to terminate his or her service with MultiplAI expressing that any such notice or termination is as a consequence of the execution of the Transactions.

Section 6.23 Taxes.

(a)

All income Tax Returns and all other material Tax Returns required to be filed by or with respect to MultiplAI have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) of MultiplAI have been fully and timely paid.

(b)

MultiplAI has (i) withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by MultiplAI, and (ii) paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)	There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of MultiplAI.

(d)	No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against MultiplAI that remains unresolved or unpaid.

(e)

No notification has been served on MultiplAI of any Tax audit or other examination of MultiplAI that is presently in progress, nor has MultiplAI been notified of any request or threat for such an audit or other examination. MultiplAI has not agreed to any waivers, extensions or requests for any waivers or extensions of any statute of limitations that are currently in effect with respect to any Taxes of MultiplAI.

(f)

MultiplAI has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which agreement, in each case, is currently in effect. MultiplAI has not made a change of any method of accounting with respect to any Taxes.

(g)

MultiplAI is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), which agreement, in each case, is currently in effect.

(h)

MultiplAI has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)

MultiplAI (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or otherwise, and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local or non U.S. income Tax purposes.

(j)	To the knowledge of MultiplAI, no written claim has been made by any Governmental Authority where MultiplAI does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)

MultiplAI does not have, and has never had, a permanent establishment in any country other than the country of its organization, and is not, and has never been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)	MultiplAI has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)

To the knowledge of MultiplAI, no MultiplAI Shareholder who will be an equity owner of Parent immediately after consummation of the Merger has a current plan or intention to cause the Parent to transfer Company Shares after the consummation of the Merger. MultiplAI has not taken any action or agreed to take any action, nor to the knowledge of MultiplAI are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(n)

MultiplAI will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. MultiplAI has not deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

Section 6.24 Privacy and Cybersecurity.

(a)

MultiplAI maintains and is in compliance with, and during the last five (5) years has maintained and been in compliance with all Data Protection Requirements. To the extent that MultiplAI uses AI/ML models to conduct its operations and/or create its product and services, MultiplAI has taken all necessary steps and obtained all necessary rights, permissions, and approvals to permit the use of Personal Data in such AI/ML products and services. There are no pending Actions by any Person, or to the knowledge of MultiplAI any circumstances that may reasonably be expected to lead to an Action, (including by any Governmental Authority) against MultiplAI alleging a violation of any third Person’s privacy or Personal Data rights by MultiplAI in connection with the foregoing, except as would not reasonably be expected to be material to the business of MultiplAI taken as a whole. MultiplAI has taken all necessary steps or, prior to Closing, will obtain all necessary rights, permissions, and approvals to permit the transfer of Personal Data in connection with the consummation of the Transactions, and such transfer will not violate in any material respect any applicable Laws.

(b)

(i) During the last five (5) years, there have been, no breaches of the security of the IT Systems of MultiplAI, including actual or potential unauthorized access, destruction, loss, use, modification, or disclosure of Personal Data owned, stored, used, maintained, or controlled by MultiplAI, and (ii) during the last five (5) years, there have been no disruptions in any IT Systems, in each case, that materially adversely affected MultiplAI’s business or operations, and have not been remedied in all material respects. The IT Systems used by MultiplAI in the conduct of their business: (A) are sufficient for the conduct of its business as currently conducted and as proposed to be conducted, by MultiplAI as of the Closing; (B) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of its business; (C) are free of any material viruses, defects, bugs, and errors; and (D) are in compliance with all applicable Laws. MultiplAI takes commercially reasonable measures (and any other measures required by applicable Law) to protect IT Systems and Personal Data owned, stored, used, maintained or controlled by or on behalf of MultiplAI from and against unauthorized access, use, modification, disclosure or other misuse, including through implementation and adherence to industry standard administrative, technical and physical safeguards and policies such as, but not limited to, data backup plans, disaster avoidance and recovery procedures, business continuity procedures, and encryption and other security protocols. MultiplAI has not (A) experienced any material incident in which Personal Data was stolen or improperly accessed, including in connection with a breach of security or MultiplAI’s IT Systems, (B) received any written notice or complaint from any Person with respect to any of the foregoing incident, or has any such notice or complaint been threatened in writing against MultiplAI’s, or (C) experienced any failures, breakdowns, continued substandard performance, or other adverse events affecting MultiplAI’s IT Systems. Each employee of MultiplAI has received training regarding information security that is relevant to each such employee’s role and responsibility within the business and such employee’s access to Personal Data, IT Systems and other data and information used in the conduct of the MultiplAI’s business.

Section 6.25 Insurance. All material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, MultiplAI are legal, valid, binding and enforceable in accordance with its terms and in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by MultiplAI with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last three (3) years, except as such coverage denial or dispute would not reasonably be expected to be material to the business of MultiplAI. Except as set forth in Section 6.25 of the MultiplAI Disclosure Letter, MultiplAI is not in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy. To the knowledge of MultiplAI, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. MultiplAI holds policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as MultiplAI, including any insurance required to be maintained by any material Contract that MultiplAI is a party.

Section 6.26 Intellectual Property.

(a)

Section 6.26(a) of the MultiplAI Disclosure Letter includes a complete and correct list of each item of: (i) MultiplAI Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by MultiplAI (“MultiplAI Registered Intellectual Property”), (ii) material proprietary software and other material unregistered MultiplAI Intellectual Property owned by MultiplAI, (iii) the MultiplAI Intellectual Property licensed exclusively to MultiplAI, and (iv) each MultiplAI Product, identifying for each, the MultiplAI Intellectual Property owned by MultiplAI and the MultiplAI Intellectual Property licensed to MultiplAI forming part of, embodied by, or used in or for such MultiplAI Product. MultiplAI is the sole and exclusive beneficial and record owner of the MultiplAI Intellectual Property indicated on Section 6.26(a) of the MultiplAI Disclosure Letter as owned or purported to be owned by MultiplAI and all such MultiplAI Intellectual Property is subsisting and in full force and effect, and is valid and enforceable. All actions required to be taken and all fees and costs required to be paid relating to prosecution, registration or maintenance of the registrations and pending registration applications for the MultiplAI Registered Intellectual Property that are due on or before the date hereof have been taken and paid by MultiplAI and no additional maintenance, renewal or other filing or fee is due with respect to any of the registrations or pending registration applications for any MultiplAI Registered Intellectual Property during the ninety (90) days following the date of this Agreement. None of the MultiplAI Intellectual Property owned or purported to be owned by MultiplAI is subject to any claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration and no such claims have been made within the past six (6) years or, to the knowledge of MultiplAI, are threatened, contesting the validity, use, ownership, enforceability or registrability of any of the MultiplAI Intellectual Property owned by MultiplAI, and, to the knowledge of MultiplAI, there is no reasonable basis for any such claim. No MultiplAI Registered Intellectual Property has been finally rejected, withdrawn, opposed, nor entered into the public domain nor has had the term or scope of protection reduced.

(b)

MultiplAI owns, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable right to use, all MultiplAI Intellectual Property reasonably necessary for the continued conduct of the business of MultiplAI in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently operated and currently contemplated to be operated in the future. The MultiplAI Intellectual Property owned by or licensed to MultiplAI is sufficient for the conduct of the business currently conducted by them and for the continued conduct of such business immediately after the Closing in substantially the same manner as currently conducted. The execution and delivery by MultiplAI of, and the performance of its obligations under, this Agreement and other Transaction Documents to which it is a party, will not materially alter or impair, or cause the loss, forfeiture or termination of the ownership and right to use any Intellectual Property owned by or licensed to MultiplAI or result in a creation of Lien thereon.

(c)

MultiplAI has not, nor has any MultiplAI Products or the conduct of the business conducted by them, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending before any Governmental Authority to which MultiplAI is a named party, or, to the knowledge of MultiplAI, that is threatened against MultiplAI alleging MultiplAI’s infringement, misappropriation or other violation of any Intellectual Property of any third Person, and there is no reasonable basis for any such claim. MultiplAI has not received or requested any opinion of counsel, verbal or written, regarding the validity or enforceability of MultiplAI Intellectual Property owned by MultiplAI or any MultiplAI Intellectual Property of a third party or regarding the infringement of any MultiplAI Intellectual Property of any third party.

(d)

To the knowledge of MultiplAI, no Person is infringing upon, misappropriating or otherwise violating any material MultiplAI Intellectual Property owned by MultiplAI, and MultiplAI has not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material MultiplAI Intellectual Property owned by MultiplAI.

(e)

MultiplAI has taken and currently take commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their MultiplAI Intellectual Property. There has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or such other material confidential information of MultiplAI to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of such trade secret or other rights in and to such information. No such trade secrets have been or are authorized to be disclosed to any Person other than to employees of MultiplAI that need to know same and who have executed and delivered a written agreement obligating them to maintain the confidentiality thereof and not use same other than as necessary for activities in connection with and in furtherance of MultiplAI’s business.

(f)

Each current and former employee, consultant and contractor of MultiplAI or any of its Subsidiaries, and each other Person that has authored, developed or otherwise created any MultiplAI Product or MultiplAI Intellectual Property for or on behalf of MultiplAI has entered into agreements with MultiplAI pursuant to which such Person (i) agrees to maintain the confidentiality of and otherwise protect the trade secrets of MultiplAI and (ii) assigns to MultiplAI all MultiplAI Intellectual Property authored, developed or otherwise created in the course of such Person’s employment or other relationship with MultiplAI, without further consideration or any restrictions or obligations on MultiplAI’s use or ownership of such MultiplAI Intellectual Property whatsoever, and such agreements are valid and enforceable in accordance with their terms. To the knowledge of MultiplAI, no Person has breached any such agreement. To the knowledge of MultiplAI, none of the current or former employees, consultants, advisors and independent contractors of MultiplAI is or was, at the time services were provided to MultiplAI, subject to any

Contract with any Person other than MultiplAI, which requires such employee, consultant, advisor or independent contractor to assign any interest in any MultiplAI Intellectual Property that is used or held for use in the conduct of the business of MultiplAI or keep confidential any trade secrets of any Person other than MultiplAI. None of the shareholders of MultiplAI or any officer, director, manager, employee of MultiplAI or any independent contractor engaged exclusively by MultiplAI has any ownership or other interest in, or uses, any MultiplAI Intellectual Property owned or purported to be owned by, licensed to or otherwise used by MultiplAI. No Person other than MultiplAI possess any current or contingent rights to exhibit, sublicense, sell, distribute, display, manufacture or provide the MultiplAI Products or any other products or services embodying or utilizing, or otherwise use any MultiplAI Intellectual Property owned by MultiplAI, whether currently or after the Closing (other than incidental trademark or other licenses incident to marketing, printing or advertising or services provided to MultiplAI or other agreements for subject matter unrelated to development, licensing or use of MultiplAI Intellectual Property that contain an incidental license necessary for the provision or receipt of services that is not material to MultiplAI’s businesses entered into in the ordinary course of business).

(g)

All software used by MultiplAI is owned by MultiplAI or is used pursuant to, and within the scope of, a valid license or other enforceable right and is not a “bootleg” or otherwise unauthorized version or copy. MultiplAI has a sufficient number of license seats (and scope of rights) for all third party software that is used or held for use by them in the conduct of their business, and MultiplAI has complied in all respects with the terms and conditions of the agreements corresponding to such software. No software used in the conduct of MultiplAI’s business is licensed by an employee of MultiplAI instead of MultiplAI.

(h)

MultiplAI is not bound by any Contract containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts their ability to use, exploit, assert or enforce any of the MultiplAI Intellectual Property used by them or conduct their business anywhere in the world, including any change of control restriction, consent or notification requirement with respect thereto.

(i)

MultiplAI has not used any Open Source Materials in any manner that could (i) require, or condition the use or distribution of such software or any software constituting derivative works based thereon or other software integrated therewith, on the disclosure, licensing, or distribution of any source code for any portion of such software, (ii) require the licensing of any MultiplAI Intellectual Property owned by MultiplAI or any portion thereof, or (iii) otherwise impose any limitation, restriction, encumbrance, obligation or condition on the right or ability of MultiplAI to use, license, distribute, or otherwise exploit any such software (including any limitation on the compensation chargeable in connection with any such software or any requirement that any such software be disclosed, licensed or distributed for the purpose of making derivative works or conducting any reverse-engineering, or requiring that the source code for same or any software owned by MultiplAI). MultiplAI has complied with all notice, attribution and other requirements of each license applicable to such Open Source Materials.

(j)

MultiplAI possess all source code for all software forming part of the MultiplAI Intellectual Property. MultiplAI has not delivered, licensed or made available, and MultiplAI has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software owned by MultiplAI to any escrow agent or other third Person (other than contractors or consultants in the course of performing services for MultiplAI and that are subject to non-disclosure agreements).

(k)

Except as set forth on Section 6.26(k) of the MultiplAI Disclosure Letter, no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any MultiplAI Product or MultiplAI Intellectual Property owned or purported to be owned by MultiplAI, including any portion of the MultiplAI Products. MultiplAI is not, and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel MultiplAI to grant or offer to any third party any license or right to such Intellectual Property.

Section 6.27 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by MultiplAI or any of its Affiliates with respect to which SPAC or any of its Affiliates, Merger Sub, the Company or any of the Company’s Subsidiaries has any obligation.

Section 6.28 Proxy/Registration Statement. The information supplied by MultiplAI in writing specifically for inclusion in the Proxy/Registration Statement shall not, at the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to SPAC as follows:

Section 7.1 Merger Sub Organization. Merger Sub has been duly incorporated and is validly existing as an exempted company under the Laws of the Cayman Islands, and has the requisite company power, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Merger Sub has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of Merger Sub, as amended and/or restated as of the date of this Agreement. Each of Merger Sub’s Governing Documents are in full force and effect and Merger Sub is not in violation of any of the provisions of such Governing Documents. Merger Sub is duly licensed or qualified and in good standing as an exempted company in the Cayman Islands. Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on Merger Sub’s business, assets, liabilities or financial condition or prevent or materially adversely affect, prevent, or delay the ability of Merger Sub to consummate the Transactions.

Section 7.2 Due Authorization. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation of the Transactions have been (i) duly and validly authorized and approved by the board of directors of Merger Sub and the Company, as the sole shareholder of Merger Sub, and (ii) determined by the board of directors of Merger Sub as advisable to Merger Sub and Merger Sub’s shareholders. No other company proceeding on the part of Merger Sub is necessary to authorize this Agreement and the other Transaction Documents to which Merger Sub is a party or the performance of all obligations to be performed by Merger Sub hereunder or thereunder. This Agreement has been, and each of the other Transaction Documents to which Merger Sub is a party will be at or prior to Closing, duly and validly executed and delivered by Merger Sub. This Agreement constitutes, and each of the other Transaction Documents to which Merger Sub is a party constitutes or will constitute at or prior to Closing, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 7.3 No Conflict. The execution and delivery by Merger Sub of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Merger Sub is a party or by which Merger Sub may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

Section 7.4 Compliance. Merger Sub is not or has not been in material conflict with, or in material default, material breach or material violation of, (a) any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound. Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 7.5 Litigation and Proceedings. There are no pending or, to the knowledge of Merger Sub, threatened Legal Proceedings against Merger Sub, its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at or imposed upon Merger Sub, nor are any properties or assets of Merger Sub or its business is bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement; or (ii) be material to the business, assets, liabilities or financial condition of Merger Sub (taken as a whole).

Section 7.6 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC and MultiplAI contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Merger Sub with respect to Merger Sub’s execution or delivery of this Agreement or any other Transaction Document to which Merger Sub is a party or the consummation of the Transactions, except (a) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement or the other Transaction Documents to which it is a party, or (ii) be or reasonably be expected to be material to the business, assets, liabilities or financial condition of Merger Sub, (b) for any filings or approvals required under any applicable antitrust or competition Law, including Argentine Law No. 27,442 (Ley de Defensa de la Competencia) and (c) for the filing of the Proxy/Registration Statement with the SEC, the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

Section 7.7 Capitalization of Merger Sub.

(a)

As of the date of this Agreement, the authorized share capital of Merger Sub consists of 500,000,000 ordinary shares, par value $0.0001 per share, of which one share (the “Merger Sub Share”) is issued and outstanding as of the date of this Agreement. The foregoing represents all of the issued and outstanding Equity Securities of Merger Sub, as of the date of this Agreement. All of the issued and outstanding Equity Securities of Merger Sub (1) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (2) have been offered, sold, transferred and issued in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of Merger Sub and (B) any other applicable Contracts governing the issuance or allotment of such securities to which Merger Sub is a party or otherwise bound; (3) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Merger Sub or any Contract to which Merger Sub is a party or otherwise bound; (4) were issued free and clear of any Liens (other than any restrictions on transfers as provided for in the Governing Documents of Merger Sub), and (5) are owned by the Company. All filings and returns required by applicable Law to be delivered or made by Merger Sub to the relevant authorities in the Cayman Islands or any other jurisdiction in respect of all issuances and transfers of Equity Securities of Merger Sub has been duly and correctly delivered or made on a timely basis.

(b)

Except as contemplated by this Agreement and the other Transaction Documents to which Merger Sub is a party, Merger Sub has not granted any outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for any shares of Merger Sub, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, for the repurchase or redemption of any shares or other Equity Securities of Merger Sub or the value of which is determined by reference to the shares or other Equity Securities of Merger Sub, and there are no Contracts of any kind which may obligate Merger Sub to issue, purchase, redeem, register for sale or otherwise acquire any shares of Merger Sub.

(c)

Merger Sub has no Subsidiaries, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Merger Sub is not party to any Contract that obligates Merger Sub to invest money in, loan money to or make any capital contribution to any other Person.

Section 7.8 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Merger Sub.

Section 7.9 Business Activities. Merger Sub was formed for the sole purposes of entering into this Agreement and the Transaction Documents to which it is party and engaging in the Transactions. Since incorporation, Merger Sub has not conducted any business activities or incurred any liabilities other than those directed toward the consummation of the Transactions. Except as set forth in Merger Sub’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Merger Sub. Merger Sub has no employees or any liabilities under any Benefit Plan.

Section 7.10 Intended Tax Treatment. Merger Sub has not taken any action or agreed to take any action, nor to the knowledge of Merger Sub are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 7.11 Proxy/Registration Statement. The information supplied by Merger Sub in writing specifically for inclusion in the Proxy/Registration Statement shall not, at the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.12 No Outside Reliance. Notwithstanding anything contained in this Article VII or any other provision hereof, Merger Sub and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that Merger Sub has made its own investigation of SPAC, and that neither SPAC nor any of its respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by SPAC in Article V), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, MultiplAI or SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by SPAC, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to Merger Sub, its Subsidiaries or any of its Affiliates or Representatives are not and will be deemed not to be representations or warranties SPAC, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Merger Sub understands and agrees that any assets, properties and business of SPAC are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VIII

COVENANTS OF THE COMPANY, MERGER SUB & MULTIPLAI

Section 8.1 Conduct of Business of the Company and Merger Sub.

From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant Article XII (the “Interim Period”), each of the Company and Merger Sub shall, and the Company shall cause each of its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as contemplated by the Restructuring, (iii) as required by Law, (iv) as set forth on Section 8.1 of the Company Disclosure Letter, or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied): (A) conduct its business in the ordinary course consistent with past practice; (B) comply with its Governing Documents; and (C) in the case of the Company, use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiary has significant business relations. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document, (y) contemplated by the Restructuring, (z) as set forth on Section 8.1 of the Company Disclosure Letter, or (w) as required by applicable Law, neither the Company nor Merger Sub shall, and the Company shall cause each of its Subsidiaries not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a)	(i) change or amend its Governing Documents or the Governing Documents of any of the Company’s Subsidiaries; or (ii) form or cause to be formed any new Subsidiary of the Company or Merger Sub;

(b)	make, declare, set aside or pay any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities;

(c)

(i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s, Merger Sub’s or any of the Company’s Subsidiaries’ Equity Securities, except, solely in the case of the Company or any of the Company’s Subsidiaries other than Merger Sub, for any such transaction by a wholly-owned Subsidiary of the Company for its own Equity Securities where such Subsidiary remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d)

purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital or outstanding Equity Securities or Equity Securities of its Subsidiaries, except for transactions solely among the Company, any wholly-owned Subsidiary of the Company or among wholly-owned Subsidiaries of the Company in any such case for Equity Securities of a wholly-owned Subsidiary of the Company;

(e)

enter into, modify in any material respect, terminate (other than expiration in accordance with its terms), waive any provision of or consent to any extension or waiver of any Company Material Contract, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(f)

sell, assign, transfer, convey, lease (as lessor), exclusively license (as licensor), mortgage, pledge, surrender, encumber, divest, cancel abandon, allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for (i) dispositions of obsolete or worthless equipment or other tangible assets or properties, (ii) transactions solely among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, and (iii) sales, leases or non-exclusive licenses to customers or other transactions in the ordinary course of business consistent with past practice;

(g)

except as otherwise required by Law or a Company Material Contract, (i) hire or terminate (other than for cause or due to death or disability) any employee or consultant of the Company or any Subsidiary of the Company other than any employee or consultant with an annual base salary that does not exceed $100,000, (ii) materially increase the cash compensation or bonus opportunity of any employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice, (iii) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (iv) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (v) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $100,000;

(h)

(i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, Equity Securities or assets, contributions to capital, or loans or advances;

(i)

issue or sell any debt securities or options, warrants or other rights to acquire any debt securities of Merger Sub or the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness;

(j)

(i) make or change any material election in respect of Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, other than, in the case of (ii), (v) and (vi), and with respect to the Company and its Subsidiaries, in the ordinary course of business consistent with past practices;

(k)

except as contemplated by this Agreement, the other Transaction Documents, or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(l)

discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $200,000, except as such obligations become due or in the ordinary course of business consistent with past practice;

(m)

issue, sell, grant, pledge, transfer or otherwise dispose of (i) any of its Equity Securities, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations to issue, deliver or sell any Equity Securities of the Company, any Subsidiary of the Company, or Merger Sub, or (iii) amend, waive or modify any terms or rights of or attaching to any Equity Securities of any of them;

(n)

adopt a plan of, or otherwise enter into or effect a, merger, consolidation with any other Person, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or winding up of Merger Sub or the Company or any of the Company’s Subsidiaries or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of Merger Sub, the Company or any of the Company’s Subsidiaries;

(o)

waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Company or its Subsidiaries);

(p)

assign or grant to, or agree to assign or grant to, any Person rights to any Intellectual Property or software or dispose of, abandon or permit to lapse any rights to any Intellectual Property, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) which is not renewable or extendable and (ii) non-exclusive licenses entered into in the ordinary course of business consistent with past practice that are not and would not be considered a Company Material Contract;

(q)

disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(r)	make any material change to the Company Products or their production, marketing, distribution, sale or use;

(s)	make or commit to make capital expenditures other than in an aggregate amount not in excess of $200,000;

(t)

fail to pay or satisfy when due any material account payable or other material liability, or manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)

other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand, or recognize or certify any labor union or labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(v)

terminate without replacement, abrogate, suspend, or fail to maintain or keep current and in full force and effect any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(w)	expressly waive the written restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x)

(i) limit its right or the right of any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, adversely affect, or disrupt, in any material respect, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y)

voluntarily terminate without replacement or amend in a manner adverse, in any material respect, to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(z)

make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to the Company or its Subsidiaries, applicable local accounting standards;

(aa)

other than expressly required by any Transaction Document and except as otherwise required by Contracts listed in Section 4.12(a) of the Company Disclosure Letter, enter into, renew or amend in any material respect or terminate, any Contract with a Company Related Party;

(bb)

permit the Parent to amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of the MultiplAI Share Purchase Agreement, or amend or modify, waive, consent to the termination (excluding any expiration in accordance with its terms) of, or assign any of the Parent’s rights or obligations thereunder;

(cc)	create or incur any Lien material to the Company, any of the Company’s Subsidiaries or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practices;

(dd)

adopt, enter into, materially amend and/or terminate any Company Benefit Plan or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Company Benefit Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare benefit plan renewals in the ordinary course of business and consistent with past practice;

(ee)	take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any of the Company’s Subsidiaries;

(ff)	take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article XI not being satisfied;

(gg)

engage in any dealings or transactions (i) with any Sanctioned Person or Restricted Person; (ii) involving any Sanctioned Jurisdiction; or (iii) otherwise in violation of Anti-Money Laundering Laws, Sanctions, or International Trade Laws;

(hh)

permit Parent or any holder of Company Shares to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Company Shares and any such attempted action shall be null and void and Company will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Company;

(ii)	in the case of Merger Sub only, conduct any business activities other than those solely related to the consummation of the Transactions; or

(jj)	enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2 Conduct of Business of MultiplAI. During the Interim Period, MultiplAI shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as set forth on Section 8.2 of the MultiplAI Disclosure Letter, or (iv) as consented to by SPAC and the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied): (A) conduct its business in the ordinary course consistent with past practice; (B) comply with its Governing Documents; and (C) use its reasonable best efforts to preserve substantially intact the business organization of MultiplAI and its Subsidiaries and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of MultiplAI and its Subsidiaries and to preserve the current relationships of MultiplAI and its Subsidiaries with customers, suppliers and other persons with which MultiplAI or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of this Agreement or any other Transaction Document, (y) as set forth on Section 8.2 of the MultiplAI Disclosure Letter, or (z) as required by applicable Law, MultiplAI shall not, and shall cause each of its Subsidiaries not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of SPAC and the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a)	(i) change or amend its Governing Documents or the Governing Documents of any of its Subsidiaries; or (ii) form or cause to be formed any new Subsidiary;

(b)

(i) issue any Equity Securities or securities exercisable for or convertible into Equity Securities, or (ii) grant any options, warrants or other equity-based awards with respect to any Equity Securities;

(c)

merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person, or enter into any partial liquidation, dissolution, restructuring, recapitalization or other reorganization or winding up, or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of MultiplAI;

(d)

(i) make, declare, set aside or pay any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities or (ii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities;

(e)

enter into, modify in any material respect, terminate (other than expiration in accordance with its terms), waive any provision of or consent to any extension or waiver of any material Contract of MultiplAI, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(f)

sell, assign, transfer, convey, lease (as lessor), exclusively license (as licensor), mortgage, pledge, surrender, encumber, divest, cancel abandon, allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for (i) dispositions of obsolete or worthless equipment or other tangible assets or properties, (ii) transactions solely among MultiplAI and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, and (iii) sales, leases or non-exclusive licenses to customers or other transactions in the ordinary course of business consistent with past practice;

(g)

except as otherwise required by Law or any material Contracts of MultiplAI, (i) hire or terminate (other than for cause or due to death or disability) any employee or consultant of MultiplAI or its Subsidiaries other than any employee or consultant with an annual base salary that does not exceed $50,000, (ii) materially increase the cash compensation or bonus opportunity of any employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice, (iii) establish any trust or take any other action to secure the payment of any compensation payable by MultiplAI or its Subsidiaries or (iv) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $50,000;

(h)

(i) acquire or agree to acquire any Equity Securities in any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, Equity Securities or assets, contributions to capital, or loans or advances;

(i)

issue or sell any debt securities or options, warrants or other rights to acquire any debt securities of MultiplAI or any of its Subsidiaries or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness;

(j)

(i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return in any material respect, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement with any taxing authority in respect of material Taxes or enter into any Tax sharing or similar agreement, or (v) settle any claim or assessment in respect of material Taxes;

(k)

except as contemplated by this Agreement, the other Transaction Documents, or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(l)

waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, MultiplAI or its Subsidiaries);

(m)

assign or grant to, or agree to assign or grant to, any Person rights to any Intellectual Property or software or dispose of, abandon or permit to lapse any rights to any Intellectual Property, except for (i) the expiration of MultiplAI Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) which is not renewable or extendable and (ii) non-exclusive licenses entered into in the ordinary course of business consistent with past practice that are not and would not be considered a material Contract of MultiplAI or any of its Subsidiaries;

(n)

disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret of MultiplAI or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(o)	make any material change to the MultiplAI Products or their production, marketing, distribution, sale or use;

(p)	make or commit to make capital expenditures other than in an aggregate amount not in excess of $100,000;

(q)

fail to pay or satisfy when due any material account payable or other material liability, or manage its working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r)

other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement between MultiplAI or any of its Subsidiaries, on one hand, and any labor union or other labor organization representing employees of MultiplAI or any of its Subsidiaries, on the other hand, or recognize or certify any labor union or labor organization as the bargaining representative for any employees of MultiplAI or its Subsidiaries;

(s)

terminate without replacement, abrogate, suspend, or fail to maintain or keep current and in full force and effect any License material to the conduct of the business of MultiplAI and its Subsidiaries, taken as a whole;

(t)

voluntarily terminate without replacement or amend in a manner adverse, in any material respect, to MultiplAI and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of MultiplAI or any of the Company’s Subsidiaries;

(u)

make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to MultiplAI or any of its Subsidiaries, applicable local accounting standards;

(v)	other than expressly required by any Transaction Document, enter into, renew or amend in any material respect or terminate, any Contract with an Affiliate;

(w)	enter into any Contract, agreement or understanding with any of the Parent or its Affiliates, other than as contemplated by MultiplAI Share Purchase Agreement;

(x)	create or incur any Lien material to MultiplAI or any of its Subsidiaries other than Permitted Liens incurred in the ordinary course of business consistent with past practices;

(y)

adopt, enter into, materially amend and/or terminate any MultiplAI Benefit Plan or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee or consultant that would be a MultiplAI Benefit Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare benefit plan renewals in the ordinary course of business and consistent with past practice;

(z)	take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article XI not being satisfied;

(aa)

engage in any dealings or transactions (i) with any Sanctioned Person or Restricted Person; (ii) involving any Sanctioned Jurisdiction; or (iii) otherwise in violation of Anti-Money Laundering Laws, Sanctions, or International Trade Laws;

(bb)

permit any MultiplAI Shareholder or any other holders of MultiplAI Shares to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any MultiplAI Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of MultiplAI Shares and any such attempted action shall be null and void and MultiplAI will not inscribe any such transfer (of any kind as contemplated in this provision) in its shareholder register; or

(cc)	enter into any agreement to do any action prohibited under this Section 8.2.

Section 8.3 Inspection. Except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligations), and to the extent permitted by applicable Law, each of the Company and MultiplAI shall, and the Company and MultiplAI shall cause its Subsidiaries to, afford each other and to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company, MultiplAI and their respective Subsidiaries taken as a whole, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and MultiplAI and their respective Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information that are in the possession or control of the Company, MultiplAI or their respective Subsidiaries concerning the affairs of the Company, MultiplAI or any of their respective Subsidiaries as such Representatives may reasonably request for the purposes of and in connection with the Transactions or any Transaction Documents, including information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company, MultiplAI and their respective Subsidiaries during the Interim Period. All information obtained from the Company, MultiplAI, or their respective Subsidiaries by SPAC or its respective Representatives pursuant to this Section 8.3 shall be subject to the Confidentiality Agreement. Notwithstanding anything in this Agreement to the contrary, each party to this Agreement (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.4 Preparation and Delivery of SEC Required Financials.

(a)

As soon as reasonably practicable following the date hereof, but in any event no later than April 15, 2024, the Company shall deliver to SPAC, audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of Heritas Argentina as of and for the years ended June 30, 2023 and June 30, 2022, together with the auditor’s reports thereon, audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Audited Financial Statements”).

(b)

As soon as reasonably practicable following the date hereof, but in any event no later than April 15, 2024, MultiplAI shall deliver to the Company and SPAC restated audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of MultiplAI and its Subsidiaries as of and for the years ended June 30, 2023 and June 30, 2022, together with the auditor’s reports thereon, audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “MultiplAI PCAOB Audited Financial Statements”).

(c)

As soon as reasonably practicable following the date hereof, but in any event no later than April 15, 2024, the Company shall deliver to SPAC pro forma consolidated financial statements in respect of Heritas Argentina, MultiplAI and its Subsidiaries and SPAC as of and for the year ended June 30, 2023, which reflect the effect of the Transactions (including for the avoidance of doubt the Restructuring) and comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2023 Pro Forma Financial Statements”).

(d)

As soon as reasonably practicable following the date hereof, but in any event no later than May 15, 2024, the Company shall deliver to SPAC unaudited consolidated statements of financial position and unaudited consolidated statements of comprehensive income, cash flow and shareholders’ equity of Heritas Argentina and its Subsidiaries as of and for the six-month periods ending December 31, 2023 and December 31, 2022 which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Interim Financial Statements”).

(e)

As soon as reasonably practicable following the date hereof, but in any event no later than May 15, 2024, MultiplAI shall deliver to SPAC and the Company unaudited consolidated statements of financial position and unaudited consolidated statements of comprehensive income, cash flow and shareholders’ equity of MultiplAI and its Subsidiaries as of and for the six-month periods ending December 31, 2023 and December 31, 2022 which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “MultiplAI PCAOB Interim Financial Statements”);

(f)

As soon as reasonably practicable following the date hereof, but in any event no later than May 15, 2024, the Company shall deliver to SPAC pro forma consolidated financial statements in respect of Heritas Argentina, MultiplAI and its Subsidiaries and SPAC as of and for the six-month period ending December 31, 2023, which reflect the effect of the Transactions (including for the avoidance of doubt the Restructuring) and comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Interim Pro Forma Financial Statements”).

(g)

In connection with any additional “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date:

(i)

the Company shall deliver to SPAC as promptly as reasonably practicable, and in any event no later than 30 days prior to such “staleness” date, any financial statements of the Company and its Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (such audited or unaudited financial statements, the “Additional PCAOB Financial Statements” and together with the PCAOB Interim Financial Statements and the PCAOB Audited Financial Statements, the “PCAOB Financial Statements”);

(ii)

MultiplAI shall deliver to the Company and SPAC as promptly as reasonably practicable, and in any event no later than 30 days prior to such “staleness” date, any financial statements of MultiplAI and its Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (such audited or unaudited financial statements, the “Additional MultiplAI PCAOB Financial Statements” and together with the MultiplAI PCAOB Interim Financial Statements and the MultiplAI PCAOB Audited Financial Statements, the “MultiplAI PCAOB Financial Statements”); and

(iii)

The Company shall deliver to SPAC as promptly as reasonably practicable, and in any event no later than 30 days prior to such “staleness” date, pro forma consolidated financial statements in respect of the Company and its Subsidiaries, MultiplAI and its Subsidiaries and SPAC that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement and which reflect the effect of the Transactions (including for the avoidance of doubt the Restructuring) (such po forma financial statements, the “Additional Pro Forma Financial Statements” and together with the 2023 Pro Forma Financial Statements and the Interim Pro Forma Financial Statements, the “Pro Forma Financial Statements” and together with the PCAOB Financial Statements and the MultiplAI PCAOB Financial Statements, the “SEC Required Financials”).

Section 8.5 Related Party Agreements. Prior to the Merger Effective Time, all Related Party Agreements shall be terminated or settled without further liability to SPAC, the Company or any of the Company’s Subsidiaries, in each case, except for Related Party Agreements that are set forth on Section 8.5 of the Company Disclosure Letter (including any amendment, extension or replacement thereof).

Section 8.6 Exchange Listing. During the Interim Period, the Company shall apply for, and shall use reasonable best efforts to cause, the Company Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance and meet the listing requirements for Nasdaq, prior to the Closing Date.

Section 8.7 Notice of Developments. During the Interim Period, each of the Company, Merger Sub and MultiplAI shall promptly (and in any event prior to the Closing) notify SPAC in writing, upon the Company, any of the Company’s Subsidiaries, MultiplAI or any of MultiplAI’s Subsidiaries, as applicable, becoming aware (awareness of the Company or any of its Subsidiaries being determined with reference to the knowledge of the Company and awareness of the MultiplAI or any of its Subsidiaries being determined with reference to the knowledge of MultiplAI) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause a breach of any of the representations and warranties, covenants or obligations of any party to the Transaction Documents or any condition to the obligations of any party to effect the Transactions not to be satisfied, including, but not limited to, the conditions set forth in Article XI, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause a breach of any of the representations and warranties, covenants or obligations of any party to the MultiplAI Share Purchase Agreement or any condition to the obligations of any party to the MultiplAI Share Purchase Agreement to effect the transactions contemplated thereby not to be satisfied, including, but not limited to, the conditions set forth in Section 4 of the MultiplAI Share Purchase Agreement, or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or a MultiplAI Material Adverse Effect. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or any other party to this Agreement or the Transaction Documents.

Section 8.8 No Trading. Each of the Company, Merger Sub and MultiplAI acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, Merger Sub and MultiplAI hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 8.9 Shareholder Litigation. Without limiting Section 8.1 above: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the Transactions is brought, or, to the knowledge of the Company, Merger Sub or MultiplAI, threatened in writing, against the Company, any of its Subsidiaries, Merger Sub or MultiplAI or any of its Subsidiaries, or the board of directors of the Company, any of its Subsidiaries, Merger Sub or MultiplAI or any of its Subsidiaries, by any shareholders of the Company or any MultiplAI Shareholder prior to the Closing, the Company, Merger Sub or MultiplAI, as applicable, shall promptly after becoming aware of such litigation notify SPAC of such litigation and keep SPAC reasonably informed with respect to the status thereof; (b) the Company and Merger Sub shall provide SPAC the opportunity to participate in (at SPAC’s own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall consider in good faith SPAC’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned, delayed or denied, and (c) MultiplAI shall provide SPAC and Company the opportunity to participate in (at SPAC’s and Company’s own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall consider in good faith SPAC’s and Company’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of SPAC and Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.10 Post-Closing Directors and Officers of the Company. Subject to the terms of the Company M&A, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a)

the Company Board shall consist of up to five directors, which shall initially consist of (i) if the Sponsor so elects, one individual as the Sponsor may designate pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement, who, unless the Sponsor designates someone else, shall be Kyle Bransfield, who shall be a Class I member of the Company Board in accordance with the Company M&A until he or she is removed or resigns in accordance with the Company M&A or until his or her respective successor is duly elected or appointed and qualified, (ii) upon consummation of the transactions contemplated under the MultiplAI Share Purchase Agreement, if MultiplAI so elects, one individual as MultiplAI may designate pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement, who, unless MultiplAI designates someone else, shall be Santiago Miriuka, who shall be a Class II member of the Company Board in accordance with the Company M&A until he or she is removed or resigns in accordance with the Company M&A or until his or her respective successor is duly elected or appointed and qualified, and (iii) all other individuals as the Company may designate sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement, who shall be Class III members of the Company Board in accordance with the Company M&A until they are removed or resign in accordance with the Company M&A or until their respective successors are duly elected or appointed and qualified; provided that (i) each designee shall be required to complete a customary directors and officers questionnaire and comply with the suitability requirements customary for serving on the board of directors of companies listed on the securities exchange on which the Company Shares shall be listed, and (ii) at least three designees shall comply with the independence requirements for directors (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee or compensation committee of the Company Board) for companies listed on the securities exchange on which the Company Shares shall be listed, provided further, that the Sponsor’s designee shall be independent, and that in the event that Santiago Miriuka does not qualify as independent, at least two of the Company’s designees shall be independent; and

(b)

to appoint the officers set forth on Section 8.10(b) of the Company Disclosure Letter and a chief financial officer designated by the Company, and reasonably acceptable to SPAC, sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement, immediately before the Merger Effective Time, who shall serve in such capacity in accordance with the terms of the Company M&A following the Merger Effective Time, and who shall hold office in accordance with the Company M&A until they are removed or resign in accordance with the Company M&A or until their respective successors are duly elected or appointed and qualified.

Section 8.11 Claims Against Trust Account. Each of the Company, Merger Sub and MultiplAI agrees that, notwithstanding any other provision contained in this Agreement, none of the Company, Merger Sub or MultiplAI has, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the trust fund established by SPAC for the benefit of its Public Shareholders (the “Trust Fund”) maintained in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, Merger Sub, MultiplAI and SPAC, this Agreement or any other Transaction Document or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Fund are collectively referred to in this Section 8.11 as the “Waived Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, Merger Sub and MultiplAI hereby irrevocably waives any Waived Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of the

Company, Merger Sub or MultiplAI from pursuing a claim against SPAC or any other person for legal relief against monies or other assets of SPAC held outside of the Trust Account (including, in the event this Agreement is terminated for any reason, any Trust Funds that have been released from the Trust Account to SPAC upon the closing of a Competing SPAC Transaction and any assets that have been purchased or acquired with any such amounts) or for specific performance or other equitable relief in connection with the Transactions. In the event that any of the Company, Merger Sub or MultiplAI commences any Waived Claims against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company, Merger Sub or MultiplAI, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 8.12 Restructuring. The Company and MultiplAI shall cause the consummation of the Restructuring, substantially in accordance with the step plan set forth on Schedule 8.12 hereto, and the Company and MultiplAI shall exercise their reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Restructuring as soon as practicable, including, without limitation, using their respective reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (and consents, approvals and agreements of persons other than Governmental Authorities) necessary for the consummation of the Restructuring as soon as practicable and to maintain SPAC reasonably informed regarding the status of any such permits, consents, approvals, authorizations, qualifications and orders.

Section 8.13 MultiplAI Share Purchase Agreement.

(a)

MultiplAI shall, and shall cause the MultiplAI Shareholders, and the Company shall cause Parent, to (i) comply with their respective covenants under the MultiplAI Share Purchase Agreement and any other transaction documents related thereto and (ii) exercise reasonable best efforts to satisfy all the closing conditions thereunder. Additionally, the Company shall cause Parent to enforce all of Parent’s rights under the MultiplAI Share Purchase Agreement.

(b)

In the event MultiplAI or any of the MultiplAI Shareholders breaches or violates any representation, warranty, covenant, agreement or obligation contained in the MultiplAI Share Purchase Agreement and such breach or violation would cause the failure to satisfy any of the conditions set forth on Section 4 of the MultiplAI Share Purchase Agreement (absent the written consent or waiver of such breach or violation by Parent and SPAC), SPAC shall have the right, in its sole discretion, to request in writing to the Company to cause Parent to terminate the MultiplAI Share Purchase Agreement (“MultiplAI Termination Request”). Upon receipt by the Company of a MultiplAI Termination Request from SPAC, the Company shall cause Parent to terminate the MultiplAI Share Purchase Agreement no later than ten (10) days after receipt by the Company of a MultiplAI Termination Request (“MultiplAI Termination Deadline”), and MultiplAI agrees, and agrees to cause the MultiplAI Shareholders to agree, to such termination.

(c)

In the event of (i) a MultiplAI Material Adverse Effect, or (ii) any breach of any covenant or agreement on the part of MultiplAI set forth in this Agreement, or if any representation or warranty of MultiplAI shall have become untrue or inaccurate as of any subsequent date after the date of this Agreement, in any case such that any of the conditions specified in Section 11.2 would not be satisfied at Closing (a “Terminating MultiplAI Breach”), if such Terminating MultiplAI Breach is not cured (to the extent curable by MultiplAI) within thirty (30) days after receipt by MultiplAI and the Company of notice from SPAC of such Terminating MultiplAI Breach, but only as long as MultiplAI continues to use its respective reasonable best efforts to cure such Terminating

MultiplAI Breach, SPAC shall have the right, in either case and in its sole discretion, to send to the Company a MultiplAI Termination Request. Upon receipt by the Company of a MultiplAI Termination Request, the Company shall cause Parent to terminate the MultiplAI Share Purchase Agreement no later than the MultiplAI Termination Deadline, and MultiplAI agrees, and agrees to cause the MultiplAI Shareholders to agree, to such termination.

(d)

MultiplAI and the Company shall give SPAC prompt written notice upon (i) becoming aware of any breach or default by any party to the MultiplAI Share Purchase Agreement, or any termination (or purported termination) thereunder, (ii) the receipt of any written notice or other written communication from any party to the MultiplAI Share Purchase Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the MultiplAI Share Purchase Agreement or any provisions of the MultiplAI Share Purchase Agreement, or (iii) if MultiplAI or the Company does not expect the consummation of any of the transactions under the MultiplAI Share Purchase Agreement. MultiplAI and the Company shall not permit, without SPAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), any termination (other than any termination under Section 8.13(b) or Section 8.13(c)), amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the MultiplAI Share Purchase Agreement.

Section 8.14 Heritas Argentina Name Change and Company Registration.

(a)

As soon as reasonably practicable, but in any event within thirty (30) calendar days from the date hereof, the Company shall apply and shall file all documents required for a registration as a foreign entity to establish or participate in a local company (inscripción de entidad extranjera para constituir o participar en sociedad local) with the Public Registry of Commerce of Argentina pursuant to Article 123 of the Argentinean Companies Act (Ley General de Sociedades), and during the Interim Period, the Company shall use reasonable best efforts to cause such registration to be perfected as promptly as possible.

(b)

During the Interim Period, the Company shall, and shall cause Heritas Argentina, to use reasonable best efforts to consummate the change of Heritas Argentina’s name from “Heritas S.A.” to “Heritas S.A.U.” with the Public Registry of Commerce to reflect Heritas Argentina’s status as a sociedad anónima unipersonal.

Section 8.15 Renewal of Distribution Agreements. During the Interim Period, the Company shall, and shall cause Heritas Argentina to, use reasonable best efforts renew the Contracts set forth on Section 4.12(b) of the Company Disclosure Letter on commercially reasonable terms consistent with past practices.

Section 8.16 MultiplAI Insurance. Prior to Closing, MultiplAI shall obtain insurance coverage commensurate with its current insurance policies listed on Section 6.25 of the MultiplAI Disclosure Letter, which shall remain in full force and effect following the Closing.

Section 8.17 MultiplAI Trademark Transfer. Prior to Closing, MultiplAI shall, and shall cause the MultiplAI Shareholders owners of the “MultiplAI Health” trademark in Argentina to, transfer the “MultiplAI Health” trademark registered in Argentina to MultiplAI for no consideration.

Section 8.18 Company Domain Name Transfer. Prior to Closing, the Company shall, and shall cause the registered owner of the domain name “www.heritas.com.ar” to, transfer such domain name to the Company for no consideration.

ARTICLE IX

COVENANTS OF SPAC

Section 9.1 Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice shall be provided by SPAC to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the former shareholders of SPAC pursuant to the SPAC Share Redemptions, (2) to the extent Trust Funds are available, pay all accrued and unpaid SPAC Transaction Expenses subject to the SPAC Transaction Expenses Cap (it being understood that any amount of such excess shall remain with the Company and its Subsidiaries), as set forth on a written statement to be delivered to the Company by or on behalf of SPAC, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, (3) to the extent Trust Funds are available, pay all accrued and unpaid Company Transaction Expenses, as set forth on a written statement to be delivered to SPAC by or on behalf of the Company, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, and (4) after the deductions contemplated in (1), (2) and (3), pay all remaining Trust Funds (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Company for its immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.2 Nasdaq Listing. From the date of this Agreement through the Merger Effective Time, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq.

Section 9.3 SPAC Conduct of Business.

(a)

During the Interim Period, SPAC shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, or (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) conduct its business in the ordinary course consistent with past practice and (B) comply in all material respects with its Governing Documents. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of this

Agreement or any Transaction Document, or (y) as required by applicable Law, SPAC shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(i)	seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the Transaction Proposals;

(ii)

merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iii)

(x) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (y) subdivided, consolidate, reclassify or otherwise amend any terms of its Equity Securities, or (z) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than redemptions of SPAC Class A Ordinary Shares made as part of the SPAC Share Redemptions;

(iv)

(A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes;

(v)

except as contemplated by this Agreement, the other Transaction Documents, or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi)

amend or otherwise change or replace or waive in any manner whatsoever any lock-up or transfer restriction provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other Equity Securities of SPAC;

(vii)

incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000, (ii) any SPAC Transaction Expenses and (iii) Indebtedness incurred under the Working Capital Promissory Note;

(viii)

(A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than issuances of SPAC Ordinary Shares issuable upon, or subject to, the exercise or settlement of the SPAC Warrants or in connection with the PIPE Investment), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) other than pursuant to or as contemplated by the Transaction Documents, amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)	make any change in its accounting principles or methods unless required by GAAP or applicable Law;

(x)	form any Subsidiary;

(xi)	liquidate, dissolve, reorganize or otherwise wind-up its business and operations of SPAC;

(xii)	conduct any business activities other than activities directed toward the consummation of the Transactions; or

(xiii)	enter into any agreement to do any action prohibited under this Section 9.3(a).

(b)

During the Interim Period, SPAC shall use reasonable best efforts to maintain the EarlyBird Engagement Letter in full force and effect (and SPAC shall not take any action to cause the EarlyBird Engagement Letter not to be in full force and effect and shall not refrain from taking any commercially reasonable action to maintain the EarlyBird Engagement Letter in full force and effect) and SPAC shall not amend or otherwise change the EarlyBird Engagement Letter without the prior written consent of the Company and any such amendment or change shall be in a form that is mutually agreeable to SPAC and the Company. SPAC shall comply with all requirements of the EarlyBird Engagement Letter in connection with the payment of a portion of the Transaction Fee (as defined in the EarlyBird Engagement Letter) in Company Shares.

Section 9.4 Inspection. Except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligations), and to the extent permitted by applicable Law, SPAC shall afford the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of SPAC, and solely for purposes in furtherance of the Transactions, to all of SPAC’s books (including, but not limited to, Tax Returns and work papers of, and correspondence with, SPAC’s independent auditors), Contracts, commitments, records and appropriate officers and employees of SPAC, and shall furnish such Representatives all financial and operating data and other information concerning the affairs of SPAC, to the extent then available, as such Representatives may reasonably request, except, in each case, to the extent that SPAC reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of SPAC, (b) violate any contractual, fiduciary or legal duty or obligation to which SPAC is subject (provided that, to the extent possible, the parties hereto shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), or (c) result in the disclosure of information reasonably pertinent to any Action in which SPAC or any of its Affiliates, on the one hand, and the members of the Company or any of their respective Affiliates, on the other hand, are adverse parties. All information obtained from SPAC by the Company or its Representatives pursuant to this Section 9.4 shall be subject to the Confidentiality Agreement.

Section 9.5 SPAC Public Filings. From the date hereof through the Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply with its reporting obligations under applicable Laws.

Section 9.6 Shareholder Litigation. Without limiting Section 9.3 above, in the event that any litigation related to this Agreement, any other Transaction Document or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the board of directors of SPAC by any shareholders of SPAC prior to Closing, SPAC shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 9.7 Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE X

JOINT COVENANTS

Section 10.1 Regulatory Approvals; Other Filings.

(a)

Each of the Company, MultiplAI, SPAC and Merger Sub shall use its reasonable best efforts to cooperate in good faith with any Governmental Authority and use its reasonable best efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers, and to provide any necessary or advisable regulatory notifications in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, MultiplAI, SPAC and Merger Sub shall use reasonable best efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b)

With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, MultiplAI, Merger Sub and SPAC shall (and, to the extent required, shall cause its Subsidiaries to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization and to provide any necessary or advisable regulatory notifications under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company, Merger Sub and MultiplAI shall (and each of the Company, Merger Sub and MultiplAI shall cause its Subsidiaries to) promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, Merger Sub and MultiplAI, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the Company and SPAC an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided that none of the parties shall extend any waiting period or comparable period or enter into any agreement with, or take or cause to be taken any action before, any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions without the written consent of the Company and SPAC. To the extent not prohibited by Law, each of the Company and MultiplAI agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company, MultiplAI and its respective counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, their respective agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 10.2 Preparation of Proxy Statement/Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a)	Proxy/Registration Statement and Prospectus.

(i)

As promptly as reasonably practicable after the execution of this Agreement, the Company, MultiplAI, Merger Sub and SPAC shall jointly prepare, and the Company shall, after delivery of the applicable SEC Required Financials to SPAC, file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a notice of the SPAC Shareholders’ Meeting proxy statement and prospectus, the “Proxy/Registration Statement”) among other things, registering the Company Shares and Company Warrants issuable to the SPAC Shareholders pursuant to this Agreement and relating to the SPAC Shareholders’ Meeting to approve and adopt: (A) the authorization of the Merger and the authorization and approval of the Plan of Merger, authorization for SPAC to enter into the Plan of Merger, (B) this Agreement, the other Transaction Documents and the Business Combination, (C) an amendment to the SPAC’s Governing Documents to provide that the requirement that the SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) prior to redeeming SPAC Ordinary Shares or consummating an initial Business Combination may be evaluated based on the net tangible assets of the SPAC or of the surviving public company following an initial Business Combination (the “Governing Documents Proposal”), (D) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (E), and (E) any other proposals as the SEC (or staff member thereof) indicates are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed in writing by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in (A) through (E), collectively, the “Transaction Proposals”). Without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, the Transaction Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(ii)

SPAC, the Company, Merger Sub and MultiplAI shall (and the Company and MultiplAI shall cause each of its Subsidiaries to) each use its reasonable best efforts to (A) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (C) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, MultiplAI, SPAC and Merger Sub shall (and the Company and MultiplAI shall cause each of its Subsidiaries to) use its reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company Shares pursuant to this Agreement. Each of the Company, MultiplAI, SPAC and Merger also agrees to (and shall cause each of its Subsidiaries to) use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and the Company and Merger Sub shall furnish all information concerning the Company, its Subsidiaries, MultiplAI, its Subsidiaries, and Merger Sub and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii)

As promptly as reasonably practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall use reasonable best efforts to cause the Proxy/Registration Statement to be mailed to the shareholders of SPAC as of the record date of the SPAC Shareholders’ Meeting. Each of SPAC, the Company, Merger Sub and MultiplAI shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company, Merger Sub and MultiplAI or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(iv)

Subject to Section 13.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v)

No filing of, or amendment or supplement to, the Proxy/Registration Statement will be made (in each case including documents incorporated by reference therein) by SPAC or the Company without providing the other, to the extent not prohibited by applicable Law, with a reasonable opportunity to review and comment thereon and each party shall give reasonable and good faith consideration to any comments made by any other parties and their counsel. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Company Shares or Company Warrants to be issued or issuable in connection with this Agreement (or upon exercise of any Company Warrants) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the

Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. To the extent not prohibited by applicable Law, each of SPAC, the Company and MultiplAI will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or MultiplAI or their counsel in any discussions or meetings with the SEC.

(vi)

Each of SPAC, the Company, Merger Sub and MultiplAI shall ensure that none of the information supplied by it or its Subsidiaries or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement will, at the date it is first mailed to the shareholders of SPAC and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)

If at any time prior to the Merger Effective Time the Company, MultiplAI, Merger Sub or SPAC becomes aware that any information relating to the Company, MultiplAI, Merger Sub, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of SPAC and shareholders of the Company.

(b)	SPAC Shareholders’ Approval.

(i)

As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call and give notice of, and convene and hold the SPAC Shareholders’ Meeting to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals, obtaining the SPAC Shareholders’ Approval (including if necessary any adjournment of such meeting for the purpose of soliciting additional proxies in favor of obtaining the SPAC Shareholders’ Approval), and providing shareholders of SPAC with the opportunity to elect to effect a SPAC Share Redemption and such other matters as agreed to by SPAC and consented to by the Company (such consent not to be unreasonably withheld, delayed or conditioned).

(ii)

SPAC will use its commercially reasonable efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including SPAC Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC’s Governing Documents.

(iii)

SPAC (A) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting, and (B) shall not adjourn the SPAC Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided that SPAC shall not be required to adjourn or propose to adjourn the SPAC Shareholders’ Meeting.

(iv)

Notwithstanding the foregoing provisions of this Section 10.2, if on a date for which the SPAC Shareholders’ Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Class A Ordinary Shares to obtain the SPAC Shareholders’ Approval, whether or not a quorum would be present, SPAC shall have the right in accordance with the SPAC’s Governing Documents to postpone the SPAC Shareholders’ Meeting to another place, day, and/or hour. It is further acknowledged and agreed that, pursuant to the SPAC’s Governing Documents, (I) if a quorum is not present within half an hour of the time appointed for the SPAC Shareholders’ Meeting, the SPAC Shareholders’ Meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as is determined by the SPAC Board and (II) if at the adjourned meeting a quorum is not present within half an hour of the time appointed for such adjourned meeting, then the SPAC Shareholders’ present shall be a quorum.

(v)

The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the shareholders of SPAC vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

Section 10.3 Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, SPAC, the Company and MultiplAI shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, Merger Sub or MultiplAI or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that the Company, MultiplAI, and SPAC shall not be required to act or omit to take any action that would constitute a breach of Section 8.1, Section 8.2 or Section 9.3, respectively.

Section 10.4 Tax Matters.

(a)

All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement shall be paid for by the Company pursuant to Section 13.6.

(b)

Within ninety (90) days after the end of each taxable year of the Company: (i) the Company shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”); and (ii) if the Company determines that it was a PFIC for such taxable year, the Company shall determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”). If the Company determines that it was a PFIC for such taxable year, the Company shall use commercially reasonable efforts to provide the statements and information electronically on a per-share basis (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable shareholders of the Company and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “qualified electing fund” election pursuant to Section 1295 of the Code with respect to the Company and any Non-US Subsidiary that is also a PFIC.

(c)

Neither the Company nor any of its Subsidiaries shall prepare and file any Tax Return treating the Company or any such Subsidiary as a “domestic corporation” under Section 7874 of the Code, and the Company shall not, and shall cause their Subsidiaries not to, take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(d)	The obligations under this Section 10.4 shall survive the Closing.

Section 10.5 Cooperation; Consultation. Prior to the Closing, each of the Company, MultiplAI, Merger Sub and SPAC shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to reasonably cooperate in a timely manner in connection with any financing arrangement that SPAC and the Company mutually agree to seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company, MultiplAI, or SPAC shall be subject to the mutual agreement of the Company, MultiplAI and SPAC), including (if mutually agreed by the Company, MultiplAI and SPAC) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such reasonable access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company, MultiplAI and their Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, MultiplAI, SPAC, or their respective auditors.

Section 10.6 Indemnification and Insurance.

(a)

From and after the Merger Effective Time, the Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of (i) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “Company Indemnified Parties”) and (ii) SPAC and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “SPAC Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, SPAC’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, SPAC or their respective Subsidiaries, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)

The Company shall obtain and maintain in effect prior to the Closing, a fully paid “tail” directors’ and officers’ liability insurance policy covering the D&O Indemnified Parties for a period of six (6) years from the Closing Date on terms consistent with market standard for U.S. publicly listed companies, which terms shall not be less favorable than the terms of current insurance coverage (true, correct and complete copies of which have been heretofore made available to the Company, SPAC or their respective Representatives, as applicable).

(c)

Notwithstanding anything in this Agreement to the contrary, (i) this Section 10.6 shall survive Closing indefinitely and shall be binding, jointly and severally, on the Company and the Surviving Subsidiary and all of their respective successors and assigns; and (ii) in the event that the Company and the Surviving Subsidiary or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of the Company and the Surviving Subsidiary shall ensure that proper provision shall be made so that the successors and assigns of the Company and the Surviving Subsidiary, as applicable, shall succeed to the obligations set forth in this Section 10.6.

(d)

On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of the Company, which indemnification agreements shall continue to be effective following the Closing.

(e)

The provisions of this Section 10.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Closing and the Surviving Subsidiary and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Section 10.7 PIPE Investment.

(a)

SPAC and the Company shall use commercially reasonable efforts to obtain the PIPE Investment from investors mutually agreed upon between SPAC and the Company on terms and in amounts reasonably agreed upon by SPAC and the Company. SPAC, the Company and MultiplAI agree, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (i) the arrangement of any PIPE Investment, and (ii) the marketing of the Transactions in the public markets, including by (A) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) assisting with the preparation of customary materials, (C) providing the financial statements and such other financial information regarding the Company and MultiplAI as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company and MultiplAI, (D) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the Transactions, and (E) otherwise reasonably cooperating in the efforts to obtain the PIPE Investment and market the Transactions.

(b)

In the event SPAC and the Company obtain any PIPE Investment, each shall use its reasonable best efforts to (i) comply with their obligations under the PIPE Subscription Agreements, (ii) in the event that all conditions in the PIPE Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), consummate the transactions contemplated by the PIPE Subscription Agreements at or prior to Closing; and (iii) enforce their rights under the PIPE Subscription Agreements in the event that all conditions in the PIPE Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), to cause the applicable PIPE Investor to contribute to the Company the applicable portion of the PIPE Investment set forth in the applicable PIPE Subscription Agreement at or prior to Closing. SPAC and the Company shall give each other prompt written notice upon (i) becoming aware of any breach or default by any party to any of the PIPE Subscription Agreements or any termination (or purported termination) of any of the PIPE Subscription Agreements, (ii) the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement and (iii) if SPAC or the Company does not expect the Company to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the PIPE Subscription Agreements. SPAC and the Company shall not permit, without each other the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the PIPE Subscription Agreements.

Section 10.8 Exclusivity.

(a)

During the Interim Period, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, (i) SPAC shall not, and will direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer that would reasonably be expected to constitute or lead to, a Competing SPAC Transaction or (B) participate in any negotiations with any third-party regarding a Competing SPAC Transaction; (ii) SPAC will, and will cause its Representatives to, (A) terminate immediately any negotiations with any third-party relating to a Competing SPAC Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving third-party that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

(b)

During the Interim Period, (i) the Company shall not, and shall not permit the Parent or any of the Company’s Subsidiaries to, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Company Transaction, (B) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or its Subsidiaries with respect to, a Competing Company Transaction, other than to make such person aware of the provisions of this Section 10.8 or (C) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Company Transaction; (ii) the Company shall, and shall cause its Representatives to (A) terminate immediately any negotiations with any person relating to a Competing Company Transaction and (B) promptly advise SPAC of any proposal regarding a Competing Company Transaction that it may receive (it being understood that the Company will not be required to inform SPAC of the identity of the person making such proposal or the material terms thereof).

Section 10.9 Stock Exchange Listing. The Company and SPAC shall use their respective reasonable best efforts to cause the Merger Consideration, to be issued in the form of Company Shares and Company Warrants and Company Shares that will become issuable upon the exercise of the Company Warrants, to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 10.10 Delisting and Deregistration. The Company and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, shares of SPAC Class A Ordinary Shares and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Company securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by the Company) as of the Closing Date or as soon as practicable thereafter.

Section 10.11 Other Transaction Documents. Each party to this Agreement (in accordance with Exhibit F and Exhibit G hereunder) that is expected to be a party to the Registration Rights and Lock-up Agreement or the Assignment, Assumption and Amendment Agreement (the “Other Transaction Documents”) shall, subject to the terms and conditions hereunder, execute and deliver on the Closing Date such Other Transaction Documents. Furthermore, each party to this Agreement shall (a) cause its respective Affiliates expected to be a party to any of the Other Transaction Documents to, and (b) exercise reasonable best efforts to cause each other Person required to be a party to the Other Transaction Documents to, subject to the terms and conditions hereunder, execute and deliver on the Closing Date such Other Transaction Documents.

Section 10.12 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, during the Interim Period, unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of the parties hereto shall use its reasonable best efforts to consult with each other before issuing or having any of their Affiliates issue any press release or otherwise making any public statements (including through social media platforms) with respect to any Transaction Document, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise required by Law or listed company exchange requirements.

ARTICLE XI CONDITIONS TO OBLIGATIONS

Section 11.1 Conditions to Obligations of SPAC, the Company, Merger Sub and MultiplAI at Closing. The obligations of SPAC, the Company, Merger Sub, and MultiplAI to consummate, or cause to be consummated, the Transactions (including the Merger) are each subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the party or parties whose obligations are conditioned thereupon:

(a)	the SPAC Shareholders’ Approval shall have been obtained and remain in full force and effect;

(b)

the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order then in effect suspends the effectiveness of the Proxy/Registration Statement and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

(c)

(i) the Company’s initial listing application with Nasdaq in connection with the Transactions shall have been and remain conditionally approved, and (ii) the Company Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(d)

no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “Restraint”), other than any such Restraint that is immaterial; and

(e)

SPAC or, provided the Governing Documents Proposal shall have been approved by the SPAC Shareholders, the Company, shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after accounting for SPAC Share Redemptions and giving effect to all amounts funded pursuant to SPAC hereunder, including pursuant to the Backstop Agreement.

Section 11.2 Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions (including the Merger) are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)

the Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of the Company contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)

if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, the MultiplAI Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of MultiplAI contained in this Agreement and the MultiplAI Share Purchase Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “MultiplAI Material Adverse Effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a MultiplAI Material Adverse Effect;

(c)

the Merger Sub Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of Merger Sub contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “material adverse effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be excepted to have a material adverse effect on Merger Sub;

(d)

each of the agreements and covenants of the Company and Merger Sub under this Agreement that are required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

(e)	no Company Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time;

(f)

if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, each of the agreements and covenants of MultiplAI under this Agreement and the MultiplAI Share Purchase Agreement required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

(g)

if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, no MultiplAI Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time;

(h)

if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, evidence, satisfactory to SPAC, that the MultiplAI Contribution has occurred pursuant to documentation acceptable to SPAC;

(i)	evidence, satisfactory to SPAC, that the Restructuring has occurred pursuant to documentation acceptable to SPAC in accordance with the step plan set forth on Schedule 8.12 hereto;

(j)

counterpart signatures to the Registration Rights and Lock-up Agreement, duly executed by the Company, Parent, the shareholders of Parent specified therein, Theo, CIBIC, Bioceres S.A., the MultiplAI Shareholders and those other Persons specified therein (other than SPAC, Sponsor and any shareholder of SPAC);

(k)	counterpart signatures to the Assignment, Assumption and Amendment Agreement, duly executed by the Company; and

(l)	the Company shall have immediately prior to the Merger Effective Time:

(i)

no more than 34,000,000 issued and outstanding Company Shares (on a fully diluted basis after consummation of the Restructuring and the MultiplAI Contribution) in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement; or

(ii)

if the transactions under the MultiplAI Share Purchase Agreement are not consummated and the MultiplAI Share Purchase Agreement is terminated, no more than 30,000,000 issued and outstanding Company Shares (on a fully diluted after consummation of the Restructuring), in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement.

Section 11.3 Conditions to Obligations of Merger Sub and the Company at Closing. The obligations of Merger Sub and the Company to consummate, or cause to be consummated, the Transactions (including the Merger) are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)

the SPAC Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of SPAC contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “SPAC Material Adverse Effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)	each of the agreements and covenants of SPAC under this Agreement that are required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

(c)	no SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time;

(d)	counterpart signatures to the Registration Rights and Lock-up Agreement, duly executed by SPAC, Sponsor and the shareholders of SPAC specified therein; and

(e)	counterpart signatures to the Assignment, Assumption and Amendment Agreement, duly executed by SPAC.

Section 11.4 Conditions to Obligations of MultiplAI at Closing. The obligations of MultiplAI to consummate, or cause to be consummated, the Transactions (other than the closing of the transactions contemplated by the MultiplAI Share Purchase Agreement) is subject to the satisfaction of the following condition, which may be waived in writing by MultiplAI (but only with the prior written consent of the Company and SPAC):

(a)	the transactions contemplated by the MultiplAI Share Purchase Agreement shall have closed.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.1 Termination. This Agreement may be terminated, and the Transactions abandoned prior to the Merger Effective Time:

(a)	by mutual written consent of the Company and SPAC;

(b)

by written notice from either the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that has become final and non-appealable and has the effect of making Closing illegal or which otherwise prevents or prohibits consummation of Closing, other than any such Restraint that is immaterial;

(c)

by written notice to SPAC from the Company if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment thereof;

(d)

by written notice to the Company from SPAC if there is any breach of any covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, or Merger Sub shall have become untrue or inaccurate as of any subsequent date after the date of this Agreement, in any case such that any of the conditions specified in Section 11.2 would not be satisfied at Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Merger Sub (as applicable) through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach, but only as long as the Company or Merger Sub (as applicable) continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e)	in accordance with Section 8.13(b) or Section 8.13(c) if the MultiplAI Share Purchase Agreement has not been terminated by the MultiplAI Termination Deadline;

(f)

by written notice from either the Company or SPAC to the other if Closing has not occurred on or before December 9, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 12.1(f) by or on behalf of any party that either directly or indirectly through its Affiliates materially breaches or violates any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure to satisfy a condition set forth in Article XI on or prior to the Outside Date;

(g)

by written notice to SPAC from the Company if there is any breach of any covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate as of any subsequent date after the date of this Agreement, in any case such that any of the conditions specified in Section 11.3 would not be satisfied at Closing (a “Terminating SPAC Breach”), except that, if such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such reasonable best efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 12.1(g) if the Company or Merger Sub is then in material breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement; or

(h)

by written notice to the Company from SPAC if any of the SEC Required Financials shall not have been delivered by the Company or MultiplAI, to SPAC on or prior to the applicable deadline specified for such SEC Required Financials in Section 8.4.

Section 12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, MultiplAI, SPAC or Merger Sub, as the case may be, for any willful and material breach of this Agreement, except that the provisions of Article I, this Section 12.2, Article XIII, and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Trust Account Waiver. Each of the Company, MultiplAI, and Merger Sub agrees that it has read the final prospectus of SPAC, dated December 1, 2021 and filed with the SEC (File No. 333-261247) on December 8, 2021 (the “Prospectus”), and current reports on Form 8-K of SPAC filed with the SEC on February 27, 2023 (the “February Form 8-K”), on September 13, 2023 (as amended by Amendment No. 1 to Form 8-K filed with the SEC on February 7, 2024, the “September Form 8-K”) and on December 14, 2023 (as amended by Amendment No. 1 to Form 8-K filed with the SEC on December 19, 2023 and Amendment No. 2 to Form 8-K filed with the SEC on February 7, 2024, the “December Form 8-K” and, collectively with the February Form 8-K and the September Form 8-K, the “Extension Form 8-Ks”) available at www.sec.gov, and each has informed SPAC that it understands that (i) SPAC has established a trust account (the “Trust Account”) containing the proceeds of the IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including the public shareholders of the overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), (ii) shareholders of SPAC approved proposals on February 27, 2023 (the “February Extension Amendment Proposal”), on September 7, 2023 (the “September Extension Amendment Proposal”) and on December 8, 2023 (the “December Extension Amendment Proposal” and, collectively with the February Extension Amendment Proposal and the September Extension Amendment Proposal, the “Extension Amendment Proposals”), collectively extending the date by which SPAC must consummate a Business Combination to December 9, 2024 (which is thirty-six (36) months after the closing of the IPO), (iii) in connection with the vote to approve the Extension Amendment Proposals, certain shareholders of SPAC exercised their right to redeem their shares for an aggregate redemption amount of approximately $121,841,638.12, and that, (iv) except as otherwise described in the Prospectus and the Extension Form 8-Ks, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to SPAC Share Redemptions, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination by December 9, 2024, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to SPAC after or concurrently with the consummation of a Business Combination. Each of the Company, MultiplAI, and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.1), none of the Company, MultiplAI, and Merger Sub or any of their respective Affiliates do now or shall at any time prior to the Merger Effective Time have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to, this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). Each of the Company, MultiplAI, and Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company, MultiplAI, or Merger Sub or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document); provided, however, that the foregoing waiver will not limit or prohibit the Company, MultiplAI, or Merger Sub from pursuing a claim against SPAC, Sponsor or any other Person for legal relief against monies or other assets of SPAC or Sponsor or such Person held outside of the Trust Account (including any monies that are released from the Trust Account) or for specific performance or other equitable relief in connection with the Transactions contemplated herein. Each of the Company, MultiplAI, and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into the Transaction Documents, and each of the Company, MultiplAI, and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against the Company, MultiplAI, and Merger Sub and each of their respective Affiliates under applicable Law. To the extent the Company, MultiplAI, and Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against SPAC, Sponsor or their respective Representatives, each of the Company, MultiplAI, and Merger Sub hereby acknowledges and agrees that the Company’s, MultiplAI’s, Merger Sub’s and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, MultiplAI, Merger Sub or any of their respective Affiliates (or any person claiming on their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company, MultiplAI, Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, SPAC, its Affiliates, and their respective Representatives, as applicable, shall be entitled to recover from the Company, MultiplAI, Merger Sub and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event SPAC, its Affiliates, or their respective Representatives, as applicable, prevails in such action or proceeding.

Section 13.2 Waiver. Any party to this Agreement may, at any time prior to Closing, by action taken in accordance with its respective Governing Documents and applicable Law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement, and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 13.3 Notices. All notices, requests, claims, demands and other communications required or permitted to be given or made hereunder shall be deemed to have been duly given or made upon receipt by the recipient, shall be in writing, and shall be delivered personally, by reputable international overnight courier, or by electronic mail to the intended recipient thereof at its address or at its email address set out below or to such other address or email address as a party or their counsel may from time to time notify the other parties in accordance with this Section 13.3. Any such notice, request, claim, demand or other communication shall be deemed to have been duly served (a) if given personally or sent by reputable international overnight courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; and (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery. The initial addresses and email addresses of the parties (and their counsel) for the purpose of this Agreement are:

(a)	If to SPAC, to:

****

with copies to (which shall not constitute notice):

****

(b)	If to Merger Sub, to:

****

with copies to (which shall not constitute notice):

****

(c)	If to the Company or MultiplAI, to:

****

with copies to (which shall not constitute notice):

****

Section 13.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided that (a) the D&O Indemnified Parties may enforce Section 10.6; and (b) the Non-Recourse Parties may enforce Section 13.18.

Section 13.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if Closing shall occur, the Company shall pay or cause to be paid (a) the SPAC Transaction Expenses, subject to the SPAC Transaction Expenses Cap, and (b) the Company Transaction Expenses at the Closing, in each case in accordance with Section 2.3(a)(vi). Sponsor shall pay or cause to be paid, (x) all unpaid SPAC Transaction Expenses in excess of the applicable SPAC Transaction Expenses Cap, (y) any expenses incurred by SPAC in its pursuit of potential acquisition or business targets other than the Company or that were not incurred by SPAC in connection with or in furtherance of the Transactions and (z) all fees and expenses incurred by SPAC solely relating to the Extension Amendment Proposals.

Section 13.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Company Board and the SPAC Board, the Merger and any exercise of appraisal and dissenters’ rights with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters).

Section 13.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9 Electronic Execution of Transaction Documents. Except as may otherwise be required under applicable Law in a particular jurisdiction, the words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Cayman Islands Electronic Transactions Act (As Revised), the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.10 Company Disclosure Letter, MultiplAI Disclosure Letter and SPAC Disclosure Letter. Each of the Company Disclosure Letter, the MultiplAI Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to the section of this Agreement to which it corresponds and to each other section of this Agreement or other section of the applicable Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other sections of this Agreement or the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may be disclosed even if not required under this Agreement. The disclosure of any information in any applicable Disclosure Letter shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.11 Entire Agreement. This Agreement (together with each Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement, and the other Transaction Documents.

Section 13.12 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided that after the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the SPAC Shareholders.

Section 13.13 No Presumption Against Drafter. Each party hereto and its advisers cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 13.14 Publicity.

(a)

All press releases or other public communications relating to this Agreement, the other Transaction Documents, or any of the Transactions, and the method of the release for publication thereof, shall prior to Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 13.14(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.14(a). The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company.

(b)

The restriction in Section 13.14(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing. For the avoidance of doubt, disclosures resulting from the parties’ obligations under this Agreement shall be deemed not to violate Section 13.14(a); provided that each of the parties shall each use its reasonable best efforts to consult with each other before issuing or having any of their Affiliates issue any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the other Transaction Documents.

Section 13.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.16 Jurisdiction; Waiver of Jury Trial.

(a)

Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.16.

(b)

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 13.17 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.18 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a)

this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC and Merger Sub as named parties hereto; and

(b)

except to the extent it is a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company, SPAC or Merger Sub and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 13.19 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 12.1(g) or (y) in the case of claims against a Person in respect of such Person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after Closing (and any corresponding definitions included therein) and then only with respect to any breaches occurring after Closing and (b) this Article XIII and any corresponding definitions included herein.

Section 13.20 Conflicts and Privilege.

(a)

SPAC, the Company, MultiplAI, and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Subsidiary), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after Closing between or among (x) the Sponsor, APx Corp Sponsor Group I, LLC, a Cayman Islands limited liability company, the shareholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Subsidiary) (collectively, the “SPAC Group”), on the one hand, and (y) MultiplAI, the Surviving Subsidiary and/or any member of the Company Group, on the other hand, any legal counsel, including Greenberg Traurig, P.A. (“Greenberg”), that represented SPAC and/or the Sponsor, prior to Closing may represent the Sponsor and/or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Subsidiary, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Subsidiary and/or any member of the SPAC Group. SPAC, MultiplAI, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after Closing, the Surviving Subsidiary), further agree that, as to all legally privileged communications prior to Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the Transactions between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and Greenberg, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to members of the SPAC Group after Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary. Notwithstanding the foregoing, any privileged communications or information shared by the Company or Merger Sub prior to Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b)

SPAC, the Company, MultiplAI, and Merger Sub, on behalf of their respective successors and assigns (including, after Closing, the Surviving Subsidiary), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after Closing between or among (x) the shareholders or holders of other equity interests of the Company or Merger Sub and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including Linklaters LLP (“Linklaters”) that was adverse to the Surviving Subsidiary prior to Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Subsidiary, and even though such counsel may have represented the Company and Merger Sub in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Subsidiary. SPAC, MultiplAI, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after Closing, the Surviving Subsidiary), further agree that, as to all legally privileged communications prior to Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions between or among the Company, Merger Sub and/or any member of the Company Group, on the one hand, and Linklaters, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary. Notwithstanding the foregoing, any privileged communications or information shared by any member of the SPAC Group prior to Closing with the Company, Merger Sub, or MultiplAI under a common interest agreement shall remain the privileged communications or information of such member of the SPAC Group.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

APX ACQUISITION CORP. I

By:	/s/ Kyle P. Bransfield
Name: Kyle P. Bransfield
Title: Chief Executive Officer

OMNIGENICSAI CORP

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Director

HERITAS MERGER SUB LIMITED

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Director

MULTIPLAI HEALTH LTD

By:	/s/ Mark Paul Ramondt
Name: Mark Paul Ramondt
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

PLAN OF MERGER

[INTENTIONALLY OMITTED]

EXHIBIT B

FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF

THE COMPANY

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EXHIBIT C

FORM OF ARTICLES OF THE SURVIVING SUBSIDIARY

[INTENTIONALLY OMITTED]

EXHIBIT D

FORM OF VOTING AND SUPPORT AGREEMENT

[INTENTIONALLY OMITTED]